EXHIBIT 4.1





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                                CREDIT AGREEMENT

                                      AMONG
                                BACOU USA, INC.,

                        UVEX SAFETY MANUFACTURING, INC.,

                                BANKBOSTON, N.A.,

                          KEYBANK NATIONAL ASSOCIATION,

                                       AND

                           BANKBOSTON, N.A., AS AGENT


                           Dated as of August 24, 1999


                         ==============================

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Section  l.  DEFINITIONS AND RULES OF INTERPRETATION.                       1
Section  2.  THE REVOLVING LOAN FACILITY                                   14
Section  3.  THE BOND                                                      20
Section  4.  CERTAIN GENERAL PROVISIONS                                    23
Section  5.  REPRESENTATIONS AND WARRANTIES                                27
Section  6.  AFFIRMATIVE COVENANTS OF THE OBLIGORS                         34
Section  7.  NEGATIVE COVENANTS OF THE OBLIGORS                            40
Section  8.  CLOSING CONDITIONS                                            44
Section  9.  CONDITIONS TO ALL BORROWINGS                                  45
Section 10.  EVENTS OF DEFAULT; ACCELERATION; ETC.                         46
Section 11.  SETOFF                                                        49
Section 12.  THE AGENT                                                     50
Section 13.  EXPENSES                                                      55
Section 14.  INDEMNIFICATION                                               56
Section 15.  SURVIVAL OF COVENANTS, ETC.                                   57
Section 16.  ASSIGNMENT AND PARTICIPATION                                  57
Section 17.  NOTICES, ETC.                                                 61
Section 18.  MISCELLANEOUS                                                 62
Section 19.  COUNTERPARTS                                                  63
Section 20.  ENTIRE AGREEMENT, ETC.                                        63
Section 21.  CONSENTS, AMENDMENTS, WAIVERS, ETC.                           63
Section 22.  DEFEASANCE                                                    64
Section 23.  SEVERABILITY                                                  64
Section 24.  GOVERNING LAW                                                 64
Section 25.  WAIVER OF JURY TRIAL                                          65


LIST OF EXHIBITS AND SCHEDULES
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     SCHEDULE 1:          Banks and Amounts of Commitments                 67
     ----------
     SCHEDULE 5.1:        Qualification as Foreign Corporation             68
     ------------
     SCHEDULE 5.15:       Affiliates and Subsidiaries of Obligors          69
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     SCHEDULE 5.19:       Existing Indebtedness of Obligors                70
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     SCHEDULE 5.23:       Trade Names                                      71
     -------------
     SCHEDULE 6.16:       Permitted Subordinated Indebtedness              72
     -------------
     SCHEDULE 7.1.3:      Permitted Debt                                   73
     --------------
     SCHEDULE 7.4:        Permitted Contingent Liabilities                 74
     ------------
     EXHIBIT A:           Form of Note                                     75
     ---------
     EXHIBIT B:           Form of Written Notice of Loan Request           76
     ---------
     EXHIBIT C:           Form of Assignment and Acceptance by Bank's
     ----------             Assignee                                       78

                                CREDIT AGREEMENT

                  THIS CREDIT AGREEMENT is made as of the 24th day of August, 1999, by and among BACOU USA, INC., a Delaware corporation ("Borrower"), UVEX SAFETY MANUFACTURING, INC., a Delaware corporation ("Uvex"; together with the Borrower, hereinafter collectively referred to as "Obligors"; and each of the Obligors is sometimes individually referred to as an "Obligor"), BANKBOSTON, N.A., a national banking association organized and existing under the laws of the United States of America, with its head office at 100 Federal Street in Boston, Massachusetts ("BankBoston"), KEYBANK NATIONAL ASSOCIATION, a national banking association having an office at One Canal Plaza, Portland, Maine 04101-4035 ("KeyBank"; together with BankBoston, hereinafter collectively referred to as "Banks"; and each of the Banks is sometimes individually referred to as a "Bank"), and BANKBOSTON, N.A., a national banking association organized and existing under the laws of the United States of America, with its head office at 100 Federal Street in Boston, Massachusetts, as agent ("Agent") for itself and KeyBank, in the following circumstances:

                  A. The Obligors have requested that the Banks (1) provide to the Borrower a revolving line of credit facility with a maximum principal limit of $36,000,000 (the "Revolving Loan Facility"), and (2) purchase up to $30,000,000 of an economic development revenue bond to be issued by Rhode Island Industrial Facilities Corporation.

                  B. The Obligors, the Banks, and the Agent have agreed, subject to the terms and conditions set forth below, among other things, to (1) provide for the Revolving Loan Facility, and (2) provide for the purchase of the aforesaid economic development revenue bond. In furtherance of the foregoing,
(a) the Obligors, the Banks, and the Agent have agreed to execute and deliver this Credit Agreement, and (b) the Borrower has agreed to execute and deliver to the Banks promissory notes each dated of even date herewith in the amounts indicated on SCHEDULE 1 attached hereto and aggregating the sum of $36,000,000 with respect to the Revolving Loan Facility, which promissory notes will evidence loans made pursuant to the Revolving Loan Facility.

                  NOW, THEREFORE, in consideration of the agreements described above, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Obligors jointly and severally agree as follows:

     SECTION 1. DEFINITIONS AND RULES OF INTERPRETATION.

     1.1 DEFINITIONS. The following terms shall have the meanings set forth in this SECTION 1 or elsewhere in the provisions of this Credit Agreement referred to below:

     AFFILIATE. Any other Person which or who, directly or indirectly, controls or is controlled by, or is under common control with such Person; PROVIDED, HOWEVER, natural persons and minority partners of any said Person shall not be deemed an Affiliate for purposes of this definition. For the purposes of the preceding sentence, "controls" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise, and in any case shall include direct or indirect ownership (beneficiary or of record) of, or direct or indirect power to vote, five percent (5%) or more of the outstanding shares or interests of any class of capital stock or membership interest of such Person (or in the case of a Person that is not a corporation or limited liability company, fifty percent (50%) or more of any class of equity interest).

     AGENT'S HEAD OFFICE. The Agent's office located at One BankBoston Plaza, Providence, Rhode Island 02903, or at such other location as the Agent may designate from time to time.

     AGENT. BankBoston, N.A., acting as agent for the Banks.

     AGENT'S SPECIAL COUNSEL. Partridge Snow & Hahn LLP, or such other counsel as may be approved by the Agent.

     ASSIGNMENT AND ACCEPTANCE. See SECTION 16.1.

     ASSIGNMENT OF LEASE. The Assignment of Lease Agreement and Pledged Revenues dated as of August 24, 1999 granted by RIIFC to the Banks.

     BACOU, S.A.. Bacou, S.A., a corporation organized under the laws of France.

     BANKBOSTON. BankBoston, N.A., a national banking association organized and existing under the laws of the United States of America, with its head office at 100 Federal Street in Boston, Massachusetts.

     BANKS. BankBoston and KeyBank, and any other Person who becomes an assignee of any rights and obligations of a Bank pursuant to SECTION 16.

     BNP. Banque Nationale de Paris.

     BOARD. As defined in SECTION 5.13.

     BOND. The $30,000,000 Rhode Island Industrial Facilities Corporation Economic Development Revenue Bond (Uvex Safety Manufacturing, Inc. Project - 1999 Series) issued as of August 24, 1999.

     BOND ADVANCE. Any advance made by RIIFC to the Borrower of any portion of principal of the Bond.

     BOND DOCUMENTS. The Bond Purchase Agreement, the Bond, the Mortgage, the Assignment of Lease, the Guaranties, the Security Agreements, and all other instruments executed in connection with the Bond.

     BOND EXPIRY DATE. August 1, 2006.

     BOND PURCHASE AGREEMENT. The Bond Purchase Agreement dated August 24, 1999 by and among the Obligors, the Banks and RIIFC.

     BORROWER. As defined in the preamble hereto.

     BUSINESS   DAY.  Any  day  on  which   banking   institutions   in  Boston,
Massachusetts or Providence, Rhode Island are open for the transaction of banking business.

     CAPITAL EXPENDITURES. For any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities during such period) of any one or more of the Obligors and their Subsidiaries and Affiliates, which would be properly classified as capital expenditures in accordance with GAAP (including, without limitation, expenditures for maintenance and repairs which are capitalized).

     CAPITALIZED LEASE OBLIGATIONS. All lease obligations which have been or should be, in accordance with GAAP, capitalized on the books of the lessee.

     CASH EQUIVALENT INVESTMENTS. Any investment in (a) direct obligations of the United States or any agency, authority or instrumentality thereof, or obligations guaranteed by the United States or any agency, authority or instrumentality thereof, whether or not supported by the full faith and credit of, a right to borrow from or the ability to be purchased by the United States;
(b) commercial paper rated in the highest grade by a nationally recognized statistical rating agency or which, if not rated, is issued or guaranteed by any issuer with outstanding long-term debt rated A or better by any nationally recognized statistical rating agency; (c) demand and time deposits with, and certificates of deposit and bankers acceptances issued by, any office of the Banks or any other bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500,000,000, the outstanding long-term debt of which or of the holding company of which it is a subsidiary is rated A or better by any nationally recognized statistical rating agency; (d) any short-term note which has a rating of MIG-2 or better by Moody's Investors Service Inc. or a comparable rating from any other nationally recognized statistical rating agency; (e) any municipal bond or other government obligation (including without limitation any industrial revenue bond or project note) which is rated A or better by any nationally recognized statistical rating agency; (f) any other obligation of any issuer, the outstanding long-term debt of which is rated A or better by any nationally recognized statistical rating agency; (g) any repurchase agreement with any financial institution described in clause (c) above, relating to any of the foregoing instruments and fully collateralized by such instruments; (h) shares of any open-end diversified investment company that has its assets invested only in investments of the types described in clauses
(a) through (g) above at the time of purchase and which maintains a constant net asset value per share; and (i) shares of any open-end diversified investment company registered under the Investment Company Act of 1940, as amended, which maintains a constant net asset value per share in accordance with regulations of the Securities & Exchange Commission, has aggregate net assets of not less than $50,000,000 on the date of purchase and either derives at least ninety-five percent (95%) of its gross income from interest on or gains from the sale of investments of the type described in clauses (a) through (g) above or has at least eighty-five percent (85%) of the weighted average value of its assets invested in investments of such types; provided that the purchase of any shares in any particular investment company shall be limited to an aggregate amount owned at any one time of $500,000. Each Cash Equivalent Investment shall have a maturity of less than one (1) year at the time of purchase; provided that the maturity of any repurchase agreement shall be deemed to be the repurchase date and not the maturity of the subject security and that the maturity of any variable or floating rate note subject to prepayment at the option of the holder shall be the period remaining (including any notice period remaining) before the holder is entitled to prepayment.

     CASH FLOW LEVERAGE RATIO. The ratio of Total Funded Debt to EBITDA. For purposes of calculating the foregoing ratio, EBITDA will be determined for the four (4) full fiscal quarters immediately preceding the date of determination or for the period expressly set forth herein for which the ratio is being computed.

     CLOSING DATE. The first date on which the conditions set forth in SECTION 8 and in SECTION 9 have been satisfied and any Loan is to be made.

     CODE. The Internal Revenue Code of 1986, as amended from time to time.

     COMMITMENTS. Collectively, the Commitment for Bond and the Commitment for Loans of the Banks.

     COMMITMENT FOR BOND. With respect to each Bank, the commitment of such Bank to purchase a portion of the Bond up to the amount set forth in SCHEDULE 1 hereto.

     COMMITMENT FOR LOANS. With respect to each Bank, the commitment of such Bank to make Loans on a revolving credit basis up to the amount set forth in
SCHEDULE 1 hereto.

     COMMITMENT LIMIT FOR BOND. The maximum aggregate sum of $30,000,000.

     COMMITMENT LIMIT FOR LOANS. The maximum aggregate sum of $36,000,000.

     COMMITMENT PERCENTAGE FOR BOND. With respect to each Bank, the percentage set forth on SCHEDULE 1 hereto as such Bank's percentage of the aggregate Commitment for Bond of all of the Banks.

     COMMITMENT PERCENTAGE FOR LOANS. With respect to each Bank, the percentage set forth on SCHEDULE 1 hereto as such Bank's percentage of the aggregate Commitment for Loans of all of the Banks.

     CONVERSION REQUEST. A notice given by the Borrower to the Agent of its election to convert or continue a Loan as a Floating Rate Loan or a Fixed Rate Loan in accordance with SECTION 2.5.

     CREDIT DOCUMENTS. Collectively, the Loan Documents and the Bond Documents.

     DEBT. With respect to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, Bond, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured
by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation.

     DEBT SERVICE COVERAGE RATIO. The ratio of Operating Cash Flow to the aggregate of all interest expense, scheduled principal payments, all other current maturities of long-term indebtedness, and all current maturities of Capitalized Lease Obligations, paid by the Obligors for the period from the beginning of the then current fiscal year of the Obligors to the fiscal quarter ending as at the date of determination.

     DOMESTIC LENDING OFFICE. Initially, the office of each Bank designated as such in SCHEDULE 1 hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Fixed Rate Loans.

     DRAW(S). As defined in SECTION 2.6(B).

     DRAWDOWN DATE. With respect to Loans, the date on which any Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with SECTION 2.5; and with respect to the Bond, the date on which any Bond Advance is made to the Borrower.

     EBITDA.  The  Obligors'   consolidated  operating  income  before  interest
expense, taxes, depreciation, and amortization, as calculated in accordance with GAAP.

     ELIGIBLE ASSIGNEE. Any of (a) a commercial bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with GAAP; (c) a commercial bank organized under the laws for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, PROVIDED that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; and (d) the central bank of any country which is a member of the OECD.

     ENVIRONMENTAL LAWS. Collectively, the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and
Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act of 1977, the Federal Clean Air Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act and all other federal, state and local statutes, regulations, ordinances, orders and decrees relating to health, safety and the environment.

     ERISA. The Employee Retirement Income Security Act of 1974, as amended.

     ERISA AFFILIATE. Any Person which is treated as a single employer with any Obligor under Sections 414(b), (c), (m) or (o) of the Code.

     ERISA REPORTABLE EVENT. A reportable event within the meaning of Section 4043(c) of ERISA and the regulations promulgated thereunder with respect to a Guaranteed Pension Plan as to which the requirement of notice has not been waived.

     EVENT(S) OF DEFAULT. Event(s) of Default means those Event(s) of Default set forth in SECTION 10.1 hereof.

     FIXED RATE. A fixed rate per annum equal to 70 basis points over the LIBOR Rate.

     FIXED RATE LOANS. Loans bearing interest calculated by reference to the Fixed Rate.

     FIXED RATE PORTION(S). Any Portion(s) of a Loan to which a Fixed Rate is applicable.

     FLOATING RATE. The annual rate of interest announced from time to time by BankBoston at its office in Providence, Rhode Island as its "base rate", as in effect from time to time. The Floating Rate shall be recalculated by the Banks whenever the base rate or the federal funds effective rate changes.

     FLOATING RATE LOANS. Loans bearing interest calculated by reference to the Floating Rate.

     FLOATING RATE PORTION(S). Any Portion(s) of a Loan to which a Floating Rate is applicable.

     GAAP. Generally accepted accounting principles consistently applied, as established by the United States Financial Accounting Standards Board as from time to time in effect.

     GUARANTEED PENSION PLAN. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Obligors or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multi-employer Plan, as defined in Section 3(37) of ERISA.

     GUARANTORS.   Collectively,  Uvex,  Bacou  USA  Safety,  Inc.,  a  Delaware
corporation, Perfect Fit Glove Co., Inc., a Delaware corporation, SCHAS Industries, Inc., a Delaware corporation, and Titmus Optical, Inc., a Delaware corporation.

     GUARANTIES. Collectively, the Guaranties each dated of even date herewith given by the Guarantors to the Banks, guarantying payment of all payments due to the Banks under the Credit Documents.

     INTEREST PAYMENT DATE. (a) As to any Floating Rate Loan, the last day of the calendar month which includes the Drawdown Date thereof; and (b) as to any Fixed Rate Loan, the last day of the applicable Interest Period.

     INTEREST PERIOD. With respect to (1) each Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending, (i) for any Floating Rate Loan, on the last day of the then current calendar month, and (ii) for any Fixed Rate Loan, on the last day of the applicable period of one (1), two (2), three (3), six (6), or twelve (12) months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day (i) for any Floating Rate Loan, of the next following calendar month, and (ii) for any Fixed Rate Loan, of one of the periods set forth above, as selected by the Borrower in a Conversion Request; PROVIDED that the foregoing provisions relating to Interest Periods for Loans are subject to the following:

          (A) if any Interest Period with respect to a Fixed Rate Loan would otherwise end on a day that is not a LIBOR Business Day, then that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;

          (B) if any Interest Period with respect to a Floating Rate would end on a day that is not a Business Day, then that Interest Period shall end on the next succeeding Business Day;

          (C) if the Borrower shall fail to give notice as provided in SECTION 2.5, then the Borrower shall be deemed to have requested a conversion of the affected Fixed Rate Loan to a Floating Rate Loan on the last day of the then current Interest Period with respect thereto;

          (D) any Interest Period relating to any Fixed Rate Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month; and

          (E) any Interest Period relating to any Fixed Rate Loan that would otherwise extend beyond the Loan Termination Date shall end on the Loan Termination Date;

and (2) the Bond, (a) initially, the period commencing on the date of issuance of the Bond and ending on the last day of the applicable period of one (1), two
(2), three (3), or six (6) months thereafter selected by the Borrower, and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to the Bond and ending on the last day of one of the periods set forth above, as selected by the Borrower; PROVIDED that the foregoing provisions relating to Interest Periods for the Bond are subject to the following:

          (A) if any Interest Period would otherwise end on a day that is not a LIBOR Business Day, then that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;

          (B) any Interest Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month; and

          (C) any Interest Period that would otherwise extend beyond the Bond Expiry Date shall end on the Bond Expiry Date.

     KEYBANK. KeyBank National Association, a national banking association having an office at One Canal Plaza, Portland, Maine 04101-4035.

     LEASE. The Lease Agreement dated as of August 24, 1999 by and between RIIFC and Uvex.

     LETTER OF CREDIT. A direct pay letter of credit issued by the Agent to any financial institution or bonding authority for the account of the Borrower, or a commercial standby or trade letter of credit issued by the Agent for the account of the Borrower.

     LETTER OF CREDIT DOCUMENTS. Collectively, each Letter of Credit and Reimbursement Agreement.

     LETTER OF CREDIT PAYMENT DATE. As defined in SECTION 2.6(B).

     LIBOR BUSINESS DAY. Any day on which commercial banks are open for international business (including dealings in U.S. Dollar deposits) in London.

     LIBOR LENDING OFFICE. Initially, the office of each Bank designated as such in SCHEDULE 1 hereto; thereafter, such other office of such Bank, if any, that shall be making or maintaining Fixed Rate Loans.

     LIBOR RATE. A rate per annum, on outstanding principal balances selected by the Borrower, for an Interest Period, equal to the interest rate determined by the Banks, fixed through such Interest Period (subject to adjustments for the LIBOR Reserve Rate) and rounded upwards, if necessary, to the next 1/100 of 1%, which is equal to the quotient of (a) the rate of interest determined by the Banks to be the average of the interest rates per annum at which United States Dollar deposits in immediately available funds are offered on the Telerate British Bankers Association Interest Settlement Rates Page at approximately 11:00 a.m., London time, on the Business Day prior to the Business Day on which such Interest Period begins, in an amount approximately equal to the principal amount of Loans or principal balance thereof selected, or the entire principal amount of the Bond, for a period of time equal to such Interest Period, and (b) a number equal to the number one minus the LIBOR Reserve Rate. In the event that there shall at any time no longer exist a Telerate British Bankers Association Interest Settlement Rates Page, then the rate determined in (a) above shall be the rate of interest determined by the Banks to be the average of the interest rates per annum at which United States Dollar deposits in immediately available funds are offered to the Banks by first-class banks in the London interbank deposit market where the Euro and foreign currency and exchange operations in respect of its LIBOR loans are then being conducted for delivery on the first day of such Interest Period, in an amount approximately equal to the principal amount of such Loan or principal balance thereof selected, or of the Bond, as the case may be, for a period of time equal to such Interest Period. The Fixed Rate, and correspondingly the actual rate applicable under the Notes and the Bond, shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Rate. As used herein, the term "Telerate British Bankers Association Interest Settlement Rates Page" means the display designated as Page 3750 on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which United States Dollar deposits are offered by leading banks in the London interbank deposit market).

     LIBOR RESERVE RATE. For any day with respect to a Fixed Rate Loan or the Bond, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Fixed Rate and the rate applicable to the Bond shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Rate.

     LIEN.  Any  mortgage,  deed of trust,  pledge,  hypothecation,  assignment, deposit, arrangement, encumbrance, lien (statutory or other) or preference, priority, security interest, or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

     LOAN(S). A Loan or Loans made or to be made by the Banks to the Borrower pursuant to SECTION 2.

     LOAN DOCUMENTS. This Credit Agreement, the Notes, and all other instruments related to the Loans or the Bond executed concurrently herewith.

     LOAN REQUEST. See SECTION 2.4.

     LOAN TERMINATION DATE. August 24, 2001.

     LOAN YEAR. Each twelve (12) month period between August 24 and August 23 in each year during the term of this Credit Agreement.

     MAJORITY BANKS. As of any date, the Banks holding at least fifty-one percent (51%) of the outstanding aggregate principal amount of the Notes and the Bond on such date; and if no such principal is outstanding, the Banks whose aggregate Commitments for Loans plus Commitments for Bond constitute at least fifty-one percent (51%) of the aggregate of the Commitment Limit for Loans plus the Commitment Limit for Bond.

     MATERIAL ADVERSE EFFECT. A material adverse effect upon (a) the business, financial condition, financial performance, properties, prospects or operations of the Obligors, their respective Subsidiaries and Affiliates taken as a whole, or (b) the ability of the Obligors to perform their respective Obligations under the Credit Documents.

     MORTGAGE. The Open-End Mortgage, Leasehold Mortgage, and Security Agreement and Collateral Assignment of Leases and Rents dated as of August 24, 1999 granted by RIIFC and Uvex to the Agent on the Mortgaged Real Estate.

     MORTGAGED REAL ESTATE. The real estate located at 10 Thurber Boulevard in Smithfield, Rhode Island owned by RIIFC and leased to Uvex, which real estate is subject to the Mortgage.

     NOTES.  The Notes each dated as of even date  herewith made by the Borrower
(1) in favor of BankBoston in the stated  principal  amount of $22,364,000,  and
(2) in favor of KeyBank in the stated principal amount of $13,636,000.

     OBLIGATIONS. All indebtedness, obligations and liabilities of the Obligors and their respective Subsidiaries to any of the Banks and the Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents, or in respect of any of the Loans made, or any of the Notes or the Bond purchased by the Banks, or other instruments at any time evidencing any thereof.

     OBLIGOR(S). As defined in the preamble hereto.

     OPERATING CASH FLOW. The Obligors' collective EBITDA, minus cash taxes, minus distributions and dividends, and minus nonfinanced Capital Expenditures. For purposes of the calculation of Operating Cash Flow, nonfinanced Capital Expenditures shall include Capital Expenditures financed by Loans made under
SECTION 2.

     PBGC. The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

     PERSON. Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

     PORTION OF A LOAN. Any portion of any Loan designated by the Borrower, to which a Type of interest becomes applicable by choice of the Borrower.

     REAL ESTATE. Collectively, the Mortgaged Real Estate and all other real estate in which the Obligors, or either of them, have an interest of any type, whether in fee or leasehold.

     RECORD. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Loan referred to in such Note; and any record maintained by any Bank with respect to the portion of the Bond purchased by such Bank.

     REFERENCE BANK. BankBoston.

     REIMBURSEMENT AGREEMENT. A Reimbursement Agreement between the Borrower and the Agent (and/or the Agent and the Banks) providing for reimbursement of any Draws honored under a Letter of Credit.

     REVOLVING LOAN FACILITY. As defined in the preamble hereto.

     RIIFC. Rhode Island Industrial Facilities Corporation.

     RIIFC LEASE. The Lease Agreement dated as of August 24, 1999 by and between RIIFC as lessor and Uvex as lessee, relating to the Mortgaged Real Estate.

     SECURITY AGREEMENT. The Security Agreement dated of even date herewith by and among the Obligors, RIIFC, and the Agent, securing all of the Obligors' respective obligations to the Banks under the Bond Documents.

     SECURITY  DOCUMENTS.   The  Security  Agreement,   the  Mortgage,  and  the
Assignment of Lease.

     SUBORDINATED DEBT. All Debt owed by the Obligors to any officer or shareholder or other creditor of any of the Obligors at all times during the respective terms of the Loans and the Bond, but shall not include compensation paid and reimbursement of expenses made to any such officer or shareholder of such Obligors. Such Subordinated Debt is further described in SECTION 6.16 hereof.

     SUBSIDIARY. Any entity in which any Obligor owns securities having ordinary voting power to elect a majority of the board of directors of such entity, or in which any Obligor owns other ownership interests ordinarily constituting a majority voting interest, or which entity is directly or indirectly owned or controlled by any Obligor, or by one or more of any Obligor's subsidiaries, or by any Obligor and one or more of any Obligor's subsidiaries.

     TOTAL FUNDED DEBT. The aggregate of all indebtedness of the Obligors outstanding to any party, including, without limitation, the Banks, under any loan or credit facility as of any date of determination.

     TYPE. As to any Loan, or portion thereof, the designation of whether a Base Rate or a Fixed Rate is applicable to all or such portion of such Loan.

     UCC. The Uniform Commercial Code.

     1.2  RULES OF INTERPRETATION.

          (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

          (b) The singular includes the plural and the plural includes the singular.

          (c) A reference to any law includes any amendment or modification to such law.

          (d) A reference to any Person includes its permitted successors and permitted assigns.

          (e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

          (f) The words "include", "includes" and "including" are not limiting.

          (g) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the State of Rhode Island, have the meanings assigned to them therein.

          (h) Reference to a particular "Section" refers to that Section of this Credit Agreement unless otherwise indicated.

          (i) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

     1.3  ACCOUNTING PRINCIPLES.

          1.3.1 As used in this Credit Agreement, GAAP shall be established on the date a relevant computation or determination is to be made or the date of relevant financial statements, as the case may be.

          1.3.2 Except as otherwise provided in this Credit Agreement, all computations and determinations as to accounting or financial matters shall be made, and all financial statements to be delivered pursuant to this Credit Agreement shall be prepared, in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

     SECTION 2. THE REVOLVING LOAN FACILITY.

     2.1 COMMITMENT TO LEND; ISSUANCE OF LETTERS OF CREDIT. Subject to the terms and conditions set forth in this Credit Agreement, each of the Banks severally agrees to lend to the Borrower, upon notice by the Borrower to the Agent given in accordance with SECTION 2.4, such sums as are requested by the Borrower, up to a maximum amount equal to such Bank's Commitment for Loans, and in any event, with respect to all Banks, up to an aggregate amount not exceeding the Commitment Limit for Loans. The Loans shall be made PRO RATA in accordance with each Bank's Commitment Percentage for Loans. Each request for a Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in SECTION 8 and SECTION 9 have been satisfied on the date of such request, and that all representations and warranties set forth in
SECTION 5 are true and accurate in all material respects as of the date of such request (except those representations and warranties which are limited to a specific date by the express terms thereof). In addition to the Banks' agreements to make Loans, the Banks may from time to time at their discretion issue for the Borrower's account direct pay letters of credit supporting industrial development bond indebtedness of the Borrower (or an entity of which the Borrower is the successor), or standby or trade letters of credit, in any event in form acceptable to the Banks, provided that the aggregate principal amount of all Loans outstanding hereunder, plus the face amount of all Letters of Credit issued hereunder, shall not exceed, at any one time, the Commitment Limit for Loans. The pricing of the Letters of Credit shall be set by the Agent and the Banks at the time of issue, and shall be payable upon issuance thereof and on each anniversary date of such issuance, but shall be refundable on a pro rated basis to the extent the stated amount of any Letter of Credit is reduced or any Letter of Credit expires during any period covered by an annual prepaid fee. Draws and repayments on a Letter of Credit shall be governed by a Reimbursement Agreement in form and substance satisfactory to the Banks. All Letters of Credit issued by the Banks hereunder shall require the payment, immediately prior to and as a condition precedent to the issuance of the Letter of Credit, of all of the Agent's and the Banks' standard letter of credit fees and charges.

     2.2 THE NOTES. The Loans, and the reimbursement obligations of the Borrower on account of any Draw honored on a Letter of Credit, shall be evidenced by separate promissory notes of the Borrower (each a "Note" and collectively "Notes"), each dated as of the Closing Date and completed with appropriate insertions. One Note shall be payable to the order of each Bank in a principal amount equal to such Bank's Commitment for Loans. The Borrower irrevocably authorizes each Bank to make or cause to be made, at or about the time of the Drawdown Date of any Loan or Draw honored on any Letter of Credit or at the time of receipt of any payment of principal on such Bank's Note, an appropriate notation on such Bank's Record reflecting the making of such Loan, the honoring of such Letter of Credit Draw, or (as the case may be) the receipt of such payment. The outstanding amount of the Loans and Letter of Credit Draws set forth on such Bank's Record shall be PRIMA FACIE evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank's Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.

     2.3  INTEREST ON LOANS.

          (a) Each Floating Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at a fluctuating rate equal to the Floating Rate. The interest rate of each Floating Rate Loan shall change whenever the Floating Rate changes, and such change shall be in accordance with each change in the Floating Rate.

          (b) Each Fixed Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the Fixed Rate determined for such Interest Period.

          (c) The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

          (d) If the Borrower fails to select a new Interest Period for a Portion of a Loan prior to the expiration of the then current Interest Period, then such Portion of a Loan shall be deemed to be, and shall thereupon become, a Floating Rate Loan upon the expiration of such then current Interest Period.

     2.4 REQUESTS FOR LOANS. The Borrower shall give to the Agent written notice in the form of EXHIBIT B hereto (or telephonic notice confirmed in a writing in the form of EXHIBIT B hereto) of the Loan requested hereunder (a "Loan Request") no less than two (2) LIBOR Business Days prior to the proposed Drawdown Date of any Fixed Rate Loan, no notice of a Floating Rate Loan being required hereunder. The notice shall specify (i) the principal amount of the Loan requested, (ii) the proposed Drawdown Date of such Loan, (iii) the Interest Period for such Loan and (iv) the Type of such Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the applicable Banks thereof. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Loan requested from the applicable Banks on the proposed Drawdown Date.

     2.5  CONVERSION OPTIONS.

          (a) The Borrower may elect from time to time to convert the Type of interest applicable to any outstanding Loan, or any Portion of a Loan, to another Type, PROVIDED that (i) with respect to any such conversion of a Floating Rate Loan or a Floating Rate Portion to a Fixed Rate Loan or a Fixed Rate Portion, the Borrower shall give the Agent at least two (2) LIBOR Business Days' prior written notice of such election; (ii) with respect to any such conversion of a Fixed Rate Loan or Fixed Rate Portion into a Floating Rate Loan or a Floating Rate Portion, such conversion shall only be made on the last day of the Interest Period with respect thereto and no prior notice of such election shall be required; and (iii) no Loan or Portion of a Loan may be converted into a Fixed Rate Loan or Fixed Rate Portion when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Bank shall take such action as is necessary to transfer its Commitment Percentage for Loans of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Loans and any Portion of a Loan of any Type may be converted into a Loan and Portions of Loans of another Type as provided herein, PROVIDED that any partial conversion shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Each Conversion Request relating to the conversion of a Floating Rate Loan or Floating Rate Portion to a Fixed Rate Loan or Fixed Rate Portion shall be irrevocable by the Borrower.

          (b) Any Loan or Portion of Loans of any Type may be continued as a Loan or Portion of Loans of the same Type upon the expiration of an Interest Period with respect thereto upon compliance by the Borrower with the notice provisions contained in SECTION 2.5(A); PROVIDED that no Fixed Rate Loan or Fixed Rate Portion may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Floating Rate Loan or Floating Rate Portion, as the case may be, on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which the Agent has actual knowledge. The Agent shall notify the Banks promptly when any such automatic conversion contemplated by this SECTION 2.5(B) is scheduled to occur.

          (c) Any conversion to or from Fixed Rate Loans or Fixed Rate Portion shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Fixed Rate Loans and Fixed Rate Portions having the same Interest Period shall not be less than $100,000 or a whole multiple of $100,000 in excess thereof.

     2.6  FUNDS FOR LOANS AND LETTER OF CREDIT DRAWS.

          (a) With respect to the Loans:

               (i) Not later than 1:00 p.m. (Providence time) on the proposed Drawdown Date of any Loans, each of the Banks will make available to the Agent, at the Agent's Head Office, in immediately available funds, an amount equal to such Bank's Commitment Percentage for Loans multiplied by the total amount of the requested Loans. Upon receipt from each Bank of such amount, and upon receipt  of  the  documents  required  by  SECTION  8  and  SECTION  9  and  the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Loans made available to the Agent by the Banks. The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage for Loans of the requested Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank's Commitment Percentage for Loans of any requested Loans.

               (ii) The Agent may, unless notified to the contrary by any Bank prior to a Drawdown Date, assume that such Bank has made available to the Agent on such Drawdown Date the amount of such Bank's Commitment Percentage for Loans of the Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Bank makes available to the Agent such amount on a date after such Drawdown Date, such Bank shall pay to the Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, TIMES (ii) the amount of such Bank's Commitment Percentage for Loans of such Loans, TIMES (iii) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Bank's Commitment Percentage for Loans of such Loans shall become immediately available to the Agent, and the denominator of which is
360. A statement of the Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be PRIMA FACIE evidence of the amount due and owing to the Agent by such Bank. If the amount of such Bank's Commitment Percentage for Loans of such Loans is not made available to the Agent by such Bank within three (3) Business Days following such Drawdown Date, then the Agent shall be entitled to recover such amount from the Borrower on demand and to retain such amount, with interest thereon at the rate per annum applicable to the Loans made on such Drawdown Date.

          (b) With respect to a Letter of Credit, the Banks agree to, and by their execution of this Credit Agreement do hereby, purchase a participation interest in each Letter of Credit and in the Letter of Credit Documents in the same percentage interest as their respective Commitment Percentage for Loans.

               (i) Upon presentment of a request for a draw upon a Letter of Credit (a "Draw"), the Agent shall promptly notify all Banks of its receipt of such request, and the Agent's proposed payment date for such draw (the "Letter of Credit Payment Date"). Not later than 1:00 p.m. (Providence time) on the proposed Letter of Credit Payment Date, each of the Banks will make available to the Agent, at the Agent's Head Office, in immediately available funds, the amount of such Bank's Commitment Percentage for Loans of the amount of the requested Draw. Upon receipt from each Bank of such amount, and upon satisfaction of all requirements for a Draw under the Letter of Credit Documents, to the extent applicable, the Agent shall pay the Draw on the Letter of Credit in accordance with its terms. The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Letter of Credit Payment Date the amount of its Commitment Percentage for Loans of the requested Draw shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank's Commitment Percentage for Loans of any requested Draw.

               (ii) The Agent may, unless notified to the contrary by any Bank prior to a Letter of Credit Payment Date, assume that such Bank has made available to the Agent on such Letter of Credit Payment Date the amount of such Bank's Commitment Percentage for Loans of the Draw to be made on such Letter of Credit Payment Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make payment to the beneficiary under the Letter of Credit. If any Bank makes available to the Agent such amount on a date after such Letter of Credit Payment Date, such Bank shall pay to the Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, TIMES (ii) the amount of such Bank's Commitment Percentage for Loans of such Draw, TIMES (iii) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Bank's Commitment Percentage for Loans of such Draw shall become immediately available to the Agent, and the denominator of which is 360. A statement of the Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be PRIMA FACIE evidence of the amount due and owing to the Agent by such Bank. If the amount of such Bank's Commitment Percentage for Loans of such Draw is not made available to the Agent by such Bank within three (3) Business Days following such Letter of Credit Payment Date, then the Agent shall be entitled to recover such amount from the Obligors on demand and to retain such amount, with interest thereon at the rate per annum applicable to such Draw under the Letter of Credit Documents on such Letter of Credit Payment Date.

               (iii) Any reimbursement of a Draw, or any proceeds from any collateral securing the Letter of Credit, received by Agent pursuant to the Letter of Credit Documents, shall be allocated among the Banks, in proportion, as nearly as practicable, to the aggregate amount of each Bank's then outstanding Draws under the Letter of Credit, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

               (iv) The Agent is authorized to take such action under the Letter of Credit Documents on behalf of each of the Banks and to exercise all of the rights and powers granted to the Lender, as defined in the Letter of Credit Documents, to the same extent and with the same power and authority as set forth in this Credit Agreement and the other Credit Documents with respect to the Loans, and the Letter of Credit Documents are hereby amended to the extent necessary to incorporate these provisions.

     2.7 PURPOSE OF LOANS AND LETTERS OF CREDIT. The Borrower shall use all Loans to repay existing indebtedness, to provide working capital for the Borrower's business operations, for the issuance of banker's acceptances, and for the issuance of standby and trade letters of credit. The Borrower shall use the Letters of Credit to enable the Borrower to substitute existing letters of credit supporting bond indebtedness of the Borrower to the issuer of industrial development revenue bonds with a Letter of Credit issued by the Agent for the Borrower's benefit.

     2.8 LIMITATION ON LOANS. The Borrower acknowledges and agrees that it may not borrow Loans which, when added to outstanding Loans, aggregate more than the then existing Commitment Limit for Loans at any one time outstanding.

     2.9 TERMINATION. The Borrower promises to pay on the Loan Termination Date, and there shall become absolutely due and payable on the Loan Termination Date, all of the Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

     2.10 MANDATORY REPAYMENTS OF LOANS. If at any time the sum of the outstanding amount of the Loans exceeds the Commitment Limit for Loans, then the Borrower shall, within five (5) days after written request therefor by the Agent, pay the amount of such excess to the Agent for the respective accounts of the Banks for application to the Loans. Each prepayment of Loans shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank's Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

     2.11 OPTIONAL REPAYMENTS OF LOANS. The Borrower shall have the right, at its election, to repay the outstanding amount of all Floating Rate Loans and Floating Rate Portions, as a whole or in part, at any time without penalty or premium. In the event that the Borrower, whether voluntarily or involuntarily as a result of any Bank making demand for payment of a Note or acceleration or for any other reason, prepays all or any part of any Fixed Rate Loan or Fixed Rate Portion prior to the expiration of the Interest Period applicable thereto, then the Borrower shall pay, along with any such prepayment, a prepayment premium calculated by each applicable Bank based upon any fees and penalties charged to each applicable Bank because of such prepayment made prior to the expiration date of the applicable Interest Period.

     In any event, the Borrower shall give the Agent, no later than 10:00 a.m., Providence time, written notice of any proposed prepayment pursuant to this
SECTION 2.11 of Floating Rate Loans or Floating Rate Portions, and notice of any proposed prepayment pursuant to this SECTION 2.11 of Fixed Rate Loans or Fixed Rate Portions, in each case specifying the proposed date of prepayment of Loans and the principal amount to be prepaid. Each such repayment or prepayment shall be applied, in the absence of instruction by the Borrower, first to interest accrued and remaining unpaid on Floating Rate Loans and Floating Rate Portions, next to interest accrued and remaining unpaid on Fixed Rate Loans and Fixed Rate Portions, next to the principal of Floating Rate Loans and Floating Rate Portions, and then to the principal of Fixed Rate Loans and Fixed Rate Portions. Each partial prepayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid accrued and unpaid interest on, and principal amount of, each Bank's Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

     2.12 AUTHORIZED DEBIT. The Borrower hereby authorizes and directs the Agent to debit the Borrower's demand deposit account number 27564596 with Agent for the amount of all sums coming due under the Notes, on the date when due. Nothing contained herein shall relieve the Borrower of its obligations to make payments under the Notes as and when they become due, and if the Agent is unable to debit any amount when it becomes due because of insufficient funds in the designated account, then the Borrower shall be responsible for immediately paying the applicable amount to the Agent. Any failure by the Borrower to pay such amount when due shall constitute an Event of Default under SECTION 10.1 hereof.

     2.13 AUTHORIZED OFFICERS OF THE BORROWER. The Borrower shall notify the Agent in writing of the names of the officers and employees authorized to request Loans and to request a conversion/continuation of any Loan, and shall provide the Agent with a specimen signature of each such authorized officer. The Agent and each of the Banks shall be entitled to rely conclusively on such officer's or employee's authority to request such Loan or such conversion/continuation until the Agent receives written notice to the contrary. Neither the Agent nor any of the Banks shall have any duty to verify the authenticity of the signature appearing on any written notice of borrowing or notice of conversion/continuation which it believes in good faith and absent gross negligence has been signed or presented by the proper party or parties and, with respect to an oral request for such a Loan or such conversion/ continuation, neither the Agent nor any of the Banks or the Agent shall have any duty to verify the identity of any Person representing himself or herself as one of the officers or employees authorized to make such request on behalf of the Borrower. Neither the Agent nor any Bank shall incur any liability to the Borrower in acting upon any telephonic notice referred to above which the Agent believes in good faith and absent gross negligence to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Borrower or for otherwise acting in good faith under this SECTION 2.13.

     SECTION 3. THE BOND.

     3.1 COMMITMENT TO PURCHASE THE BOND. Subject to the terms and conditions set forth in this Credit Agreement, each of the Banks severally agrees to purchase its portion of the Bond, by funding each Bond Advance from time to time from the date hereof until February 1, 2002 pursuant to the Bond Advance Schedule attached hereto as SCHEDULE 3.1, up to a maximum aggregate of such Bond Advances equal to such Bank's Commitment for Bond, and in any event, with respect to all Banks, up to an aggregate amount not exceeding the Commitment Limit for Bond. The purchases will be made PRO RATA in accordance with each Bank's Commitment Percentage for Bond. The making of each Bond Advance shall constitute a representation and warranty by the Obligors that the conditions set forth in SECTION 8 and SECTION 9 have been satisfied on the date of such Bond Advance.

     3.2 THE BOND. The Bond shall be issued in form and substance satisfactory to the Banks.

     3.3 INTEREST ON THE BOND. The Bond shall bear interest for the period commencing with the issuance date thereof and continuing until repayment or redemption thereof. Principal outstanding during the period (a) from the date hereof until July 31, 2000, regardless of when advanced, shall bear interest at a rate per annum of 87.5 basis points over the LIBOR Rate determined for the applicable Interest Period(s); (b) from August 1, 2000 until January 31, 2002, regardless of when advanced, shall bear interest at a rate per annum of 70 basis points over the LIBOR Rate determined for the applicable Interest Period(s); and
(c) from February 1, 2002 until payment of the Bond, regardless of when advanced, shall bear interest at a rate per annum of 95 basis points over the LIBOR Rate determined for the applicable Interest Period(s).

     3.4 FUNDS FOR BOND PURCHASE. (a) Not later than 1:00 p.m. (Providence time) on the proposed Drawdown Date of any Bond Advance, each of the Banks will make available to the Agent, at the Agent's Head Office, in immediately available funds, the amount of such Bank's Commitment Percentage for Bond of the Bond Advance to be made by RIIFC and funded by the Banks. Upon receipt from each Bank of such amount, and upon receipt of the documents required by SECTION 8 and
SECTION 9 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will fund the Bond Advance being made by RIIFC in an amount equal to the funds made available to the Agent by the Banks. The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any date of a Bond Advance the amount of its Commitment Percentage for Bond of the Bond Advance to be made shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank's Commitment Percentage for Bond of any such Bond Advance.

          (b) The Agent may, unless notified to the contrary by any Bank prior to a Bond Advance, assume that such Bank has made available to the Agent on such Bond Advance date the amount of such Bank's Commitment Percentage for Bond of the Bond Advance to be made on such date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to RIIFC a corresponding amount. If any Bank makes available to the Agent such amount on a date after such date, then such Bank shall pay to the Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, TIMES (ii) the amount of such Bank's Commitment Percentage for Bond of such Bond Advance made, TIMES (iii) a fraction, the numerator of which is the number of days that elapse from and including such issuance date to the date on which the amount of such Bank's Commitment Percentage for Bond of such Bond Advance shall become immediately available to the Agent, and the denominator of which is 360. A statement of the Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be PRIMA FACIE evidence of the amount due and owing to the Agent by such Bank. If the amount of such Bank's Commitment Percentage for Bond of such Bond Advance is not made available to the Agent by such Bank within three (3) Business Days following such date, then the Agent shall be entitled to recover such amount from the Borrower on demand and to retain such amount, with interest thereon at the rate per annum applicable to the Bond Advance made on such date.

     3.5 PURPOSE OF BOND. The Obligors shall use all proceeds from issuance and sale of the Bond to (1) finance Uvex's acquisition of the Mortgaged Real Estate, and expansion of Uvex's facility located thereon, and (2) to fund the Obligors' capital expenditures.

     3.6 SECURITY AGREEMENT. In consideration of the Bond purchased by the Banks from RIIFC, the Obligors agree to grant to the Banks, concurrently herewith, a first priority security interest in all machinery and equipment purchased by the Obligors from the proceeds of the Bond (whether by virtue of direct payment or reimbursement for prior payment), all as more particularly described in the Security Agreement, which Security Agreement shall be security for all of the obligations of the Obligors to the Banks and the Agent in connection with the Bond, and the provisions of which are hereby incorporated herein by reference having the same force and effect as if set forth herein.

     3.7 MORTGAGE. In consideration of the Bond purchased by the Banks from RIIFC, the Obligors agree to grant, and agree to cause RIIFC to grant, to the Banks and the Agent, concurrently herewith, a first priority mortgage lien and leasehold mortgage lien in and on the Mortgaged Real Estate, including without limitation all fixtures and machinery related thereto, all as more particularly described in the Mortgage, which Mortgage shall be security for all of the obligations of the Obligors to the Banks and the Agent in connection with the Bond, and the provisions of which are hereby incorporated herein by reference having the same force and effect as if set forth herein.

     3.8 ASSIGNMENT OF LEASE. In consideration of the Bond purchased by the Banks from RIIFC, the Obligors agree to grant, and to cause RIIFC to grant, to the Banks and the Agent, concurrently herewith, a first priority assignment of all Obligors' rights in the RIIFC Lease, all as more particularly described in the Assignment of Lease, which Assignment of Lease shall be security for all of the obligations of the Obligors to the Banks and the Agent in connection with the Bond, and the provisions of which are hereby incorporated herein by reference having the same force and effect as if set forth herein.

     SECTION 4. CERTAIN GENERAL PROVISIONS.

     4.1 ANNUAL ADMINISTRATIVE FEE. The Obligors shall pay to the Agent on the Closing Date, and on each successive annual anniversary of the Closing Date thereafter, an administrative fee of $25,000 per year for administering the Loans and the Bond, payable in advance, which fee is non-refundable, and shall be deemed to have been earned by the Agent in full upon receipt thereof.

     4.2 FUNDS FOR PAYMENTS.

          (a) All payments of principal, interest, commitment fees, and any other amounts due hereunder or under any of the other Credit Documents shall be made to the Agent, for the respective accounts of the applicable Banks and the Agent, at the Agent's Head Office or at such other location in the Providence, Rhode Island area that the Agent may from time to time designate, in each case in immediately available funds. All such payments shall be made in immediately available funds by 1:00 P.M. (Providence, Rhode Island time) on a Business Day. Any funds received after that time shall be credited on the next following Business Day.

          (b) All payments by the Obligors hereunder and under any of the other Credit Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Obligors are compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Obligors with respect to any amount payable by them hereunder or under any of the other Credit Documents, then the Obligors will pay to the Agent, for the account of the applicable Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under any of the other Credit Documents, such additional amount in Dollars as shall be necessary to enable the applicable Banks or the Agent to receive the same net amount which such Banks or the Agent would have received on such due date had no such obligation been imposed upon such Obligor. The Obligors will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Obligors hereunder or under such other Credit Documents.

     4.3 COMPUTATIONS. All computations of interest on the Loans and the Bond, and of commitment fees or other fees, shall, unless otherwise expressly provided herein, be based on a 360-day year and be paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to the Bond, Fixed Rate Loans and any Fixed Rate Portion, whenever a payment hereunder or under any of the other Credit Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans and the Bond as reflected on the Records from time to time shall be considered correct and binding on the Obligors, absent manifest error.

     4.4 INABILITY TO DETERMINE LIBOR RATE. In the event that, prior to the commencement of any Interest Period relating to any Fixed Rate Loan or Fixed Rate Portion, or to the Bond, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise serve as the basis for determining the rate of interest to be applicable to any Fixed Rate Loan or Fixed Rate Portion, or to the Bond, during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Obligors and the Banks) to the Obligors and the Banks. In such event (a) any Loan Request or Conversion Request with respect to Fixed Rate Loans and any Fixed Rate Portion shall be automatically withdrawn and shall be deemed a request for a Floating Rate Loan or Floating Rate Portion, as the case may be, (b) each Fixed Rate Loan and Fixed Rate Portion will automatically, on the last day of the then current Interest Period relating thereto, become a Floating Rate Loan or a Floating Rate Portion, as the case may be, (c) the interest rate applicable to the Bond, and (d) the obligations of the Banks to make Fixed Rate Loans and Fixed Rate Portions shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Obligors and the Banks.

     4.5 ILLEGALITY. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive, or in the interpretation or application thereof, shall make it unlawful for any Bank to make or maintain Fixed Rate Loans or Fixed Rate Portions, or to provide or maintain fixed rates of interest on the Bond, such Bank shall forthwith give notice of such circumstances to the Obligors and the other Banks and thereupon (a) the commitment of such Bank to make Fixed Rate Loans and Fixed Rate Portions or convert Loans or a Portion of a Loan of another Type to Fixed Rate Loans and Fixed Rate Portions, and to provide or maintain fixed rates of interest on the Bond, shall forthwith be suspended, and (b) such Bank's Loans or any Portion of a Loan then outstanding as Fixed Rate Loans or a Fixed Rate Portion, if any, or the Bond, if then outstanding, shall be converted automatically to Floating Rate Loans or a Floating Rate Portion, on the last day of each Interest Period applicable to such Fixed Rate Loans or Fixed Rate Portions or within such earlier period as may be required by law, and an alternative fixed rate shall be applied to the Bond. The Obligors hereby agree to pay the Agent promptly for the account of such Bank, upon demand by such Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this SECTION 4.5, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its Fixed Rate Loans and Fixed Rate Portions hereunder, or its fixed rate on the Bond.

     4.6 ADDITIONAL COSTS, ETC. If any change in any applicable law, or enactment of any new law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority, shall:

          4.6.1 subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to the principal amount of or interest on any Obligations, or fees, expenses, indemnities or other amounts payable to any Bank or the Agent under this Credit Agreement, the other Credit Documents, such Bank's Commitment for Loans, such Bank's Commitment for Bond, the Loans, the Bond (other than taxes based upon or measured by the income or profits or franchise or similar business licensing taxes of such Bank or the Agent), or

          4.6.2 materially change the basis of taxation (except for changes in taxes on income or profits or franchise or similar business licensing taxes) of payments to any Bank of the principal of or the interest on any Loan or the Bond or any other amounts payable to any Bank or the Agent under this Credit Agreement or any of the other Credit Documents, or

          4.6.3 impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Bank, that has or would have the effect of reducing the rate of return on such Bank's capital as a consequence of such Bank's obligations hereunder to a level below that which such Bank could have achieved but for such compliance (taking into consideration such Bank's policies with respect to capital adequacy immediately before such compliance by an amount deemed by such Bank to be material, or

          4.6.4 impose on any Bank or the Agent any other conditions or requirements with respect to this Credit Agreement, the other Credit Documents, the Loans, the Bond, such Bank's Commitment for Loans, such Bank's Commitment for Bond, or any class of loans or commitments of which any of the Loans, the Bond, or such Bank's Commitment for Loans or such Bank's Commitment for Bond, forms a part, and the result of any of the foregoing is:

                  (a) to increase the cost to any Bank of making, funding, issuing, renewing, extending or maintaining any of the Loans, the Bond, or such Bank's Commitment for Loans or Commitment for Bond, or

                  (b) to reduce the amount of principal, interest, or other amount payable to such Bank or the Agent hereunder on account of such Bank's Commitment for Loans or Commitment for Bond, or any of the Loans or the Bond, or

                  (c) to require such Bank or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Obligors hereunder;

then, and in each such case, the Obligors will, upon demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as will be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or such other sum, without duplication of any payment coming due under SECTION 4.7.

     4.7 CAPITAL ADEQUACY. If any change in any law, or enactment of any new law, governmental rule, regulation, policy, guideline or directive or the interpretation thereof by a court or governmental authority with appropriate jurisdiction affects the amount of capital required or expected to be maintained by any Bank or any corporation controlling such Bank and such Bank determines that the amount of capital required to be maintained by it is increased by or based upon the existence of such Bank's commitment with respect to any Loans or the Bond, and has or would have the effect of reducing the rate of return on such Bank's capital as a consequence of such Bank's obligations hereunder to a level below that which such Bank could have achieved but for such compliance (taking into consideration such Bank's policies with respect to capital adequacy immediately before such compliance by an amount deemed by such Bank to be material, then such Bank or the Agent may notify the Obligors of such fact. To the extent that the costs of such increased capital requirements are not reflected in the Floating Rate, and without duplication of any payment coming due under SECTION 4.6.3, the Obligors and such Bank or (as the case may be) the Agent shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Obligors receive such notice, an adjustment payable hereunder that will adequately compensate such Bank in light of these circumstances. If the Obligors and such Bank or the Agent are unable to agree to such adjustment within thirty (30) days of the date on which the Obligors receive such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in such Bank's and the Agent's reasonable determination, provide adequate compensation. Each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis. The Obligors may at their option elect to seek a substitute Bank (which may be one or more of the Banks and which shall be reasonably satisfactory to the Banks other than the Bank demanding such compensation) to purchase the portion of the Loans and the Bond then held by, and to assume the commitments hereunder of, such Bank. Until such substitution shall be consummated, the Obligors shall continue to pay to such Bank being replaced any amounts required by this Credit Agreement, including this SECTION 4.7. Upon any such substitution, the Obligors (or such substitute Bank, as applicable) shall pay to such Bank being replaced all principal, interest and other amounts accrued or owing to such Bank hereunder through the date of substitution and such Bank shall cease to be a party hereto but Obligors shall continue to be bound by, and such Bank shall be entitled to the benefits of, all sections hereunder providing indemnifications by Obligors of the Banks.

     4.8 CERTIFICATE. A certificate setting forth any additional amounts payable pursuant to SECTIONS 4.6 or 4.7 and a brief explanation of such amounts which are due and calculations in reasonable detail showing the determination of the amounts due, submitted by any Bank or the Agent to the Obligors, shall be conclusive, absent manifest error, that such amounts are due and owing.

     4.9 DEFAULT INTEREST RATE. At the Banks' election, exercisable in their sole and absolute discretion, following the occurrence and during the continuance of any Event of Default, the interest rates applicable under the
Notes and the Bond may be increased (a) to a rate per annum equal to three percent (3%) above the Floating Rate with respect to Floating Rate Loans and Floating Rate Portions, (b) to a rate per annum equal to three percent (3%) above the Fixed Rate with respect to Fixed Rate Loans and Fixed Rate Portions, and (c) to a rate per annum equal to three percent (3%) above the interest rate applicable under the Bond with respect to the Bond, in each case until such Event of Default is cured.

     4.10 INTEREST LIMITATION. Notwithstanding any other provision of this Credit Agreement or any other of the Credit Documents, the maximum amount of interest that may be charged to or collected from the Obligors by any Bank under this Credit Agreement or any other of the Credit Documents shall in no event exceed the maximum amount of interest that could lawfully be charged or collected under applicable law. Any provision of this Credit Agreement or any other of the Credit Documents that could be construed as providing for interest in excess of such lawful maximum shall be expressly subject to this SECTION
4.10. Any part of the Obligations consisting of amounts to be paid to any Bank for the use, forbearance or detention of the Obligations shall, to the extent permitted by applicable law, be allocated throughout the full term of the Obligations until payment in full of the Obligations (including any renewal or extension thereof) so that interest on account of the Obligations shall not exceed the maximum amount permitted by applicable law.

     SECTION 5. REPRESENTATIONS AND WARRANTIES.

     The Obligors each represent and warrant to the Banks and the Agent as follows:

     5.1 ORGANIZATION AND QUALIFICATION. Each Obligor is a duly organized corporation validly existing and in good standing under the laws of the State of Delaware, and has the power to own its assets and to transact the business in which it is presently engaged, and, except with respect to the jurisdictions set forth in SCHEDULE 5.1 attached hereto (in which jurisdictions the applicable Obligor has qualified to do business), does not do business in any other jurisdiction that would require Obligor to qualify to do business in such jurisdiction except where the failure to qualify to transact business would not have a Material Adverse Effect.

     5.2 POWER AND AUTHORIZATION. Each Obligor has, or at the time of execution shall have, the corporate power to execute, deliver and perform the Credit Documents and to borrow and guaranty hereunder and thereunder, and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of, and the execution, delivery and performance of, the Credit Documents. All consents, licenses, approvals or authorizations of, or registrations or declarations with, any governmental authority, bureau or agency which are required in connection with the execution, delivery, performance, validity or enforceability of the Credit Documents have been duly obtained and are in full force and effect.

     5.3 NO LEGAL BAR TO LOANS. The execution, delivery and performance of the Credit Documents shall not (a) violate (i) any material provision of any existing law or regulation, any order or decree of any court or governmental authority, bureau or agency, (ii) the certificate of incorporation and by-laws of any Obligor, or (iii) any mortgage, indenture, material contract or other agreement to which any Obligor is a party or which purports to be binding upon such Obligor or upon any of its properties or assets (except where a waiver thereunder has been obtained); or (b) result in the creation or imposition of any lien, charge or encumbrance on, or security interest in, any property of the Obligors, except in the case of clause (a) (i) and (a) (iii) where such violation would not have a Material Adverse Effect.

     5.4 NO MATERIAL LITIGATION. There are no actions, suits or proceedings (whether or not purported to be on behalf of or against any Obligor) pending or, to the knowledge of any Obligor, threatened against or affecting such Obligor or any of its properties which, if adversely determined, would have a Material Adverse Effect. None of the Obligors is in default with respect to any order of any court, arbitrator or governmental body nor subject or a party to any order of any court or governmental body arising out of any action, suit or proceeding under any statute or other law in any manner which would have a Material Adverse Effect.

     5.5 NO DEFAULT. None of the Obligors is in default in the payment or performance of any material contract, lease of personal property or real property, agreement or other instrument to which it is a party, or by which any of its assets may be bound, in any manner which could have a Material Adverse Effect, and no Event of Default has occurred and is continuing hereunder.

     5.6 NO PENDING INSOLVENCY. Each Obligor is solvent, and no borrowings made by the Obligors subject to this Credit Agreement render or shall render any of the Obligors insolvent; no Obligor is contemplating the filing of a petition under any state or federal bankruptcy or insolvency laws or a petition for the liquidation of or to appoint a receiver for all or a major portion of its property, nor does any Obligor have any knowledge of any person contemplating the filing of any such petition against such Obligor or its assets, including the properties and assets reflected in the financial statements referred to in
SECTION 5.8 hereof.

     5.7 TAXES. Each Obligor has filed or caused to be filed all tax returns required to be filed by it, and has paid all taxes shown to be due and payable on said returns or on any assessments made against it, except where failure to file such tax returns and pay such taxes would not have a Material Adverse Effect; and no tax liens have been filed and no claims are being asserted with respect to any taxes which are not reflected in the financial statements referred to in SECTION 5.8 hereof; to the extent required by GAAP, each Obligor has reserved against all taxes that are payable by it that are not yet due or that are shown to be due on any tax return filed by it or have been assessed against it but have not yet been paid.

     5.8 FINANCIAL CONDITION AND STATEMENTS. All financial statements previously furnished by the Obligors to the Banks fully and accurately reflect the financial condition of each Obligor as of the dates furnished and have been prepared in accordance with generally accepted accounting principles, consistently applied. There has been no material adverse change in the financial condition of any Obligor since the date of such statements, and each Obligor has disclosed in writing to the Banks any material obligation, liability or commitment, direct or contingent which existed as of the date of said financial statements and which is not reflected in said financial statements, and which is known by such Obligor as of the date of this Credit Agreement. The Obligors have no liability or obligation of any nature whatever (whether absolute, accrued, contingent or otherwise, whether or not due), forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments, except matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and contractual obligations incurred in the ordinary course of Obligors' businesses.

     5.9 OWNERSHIP OF PROPERTY. Each Obligor owns or leases all property, tangible and intangible, necessary to conduct the business in which it is engaged in the manner in which that business has been conducted, and each Obligor has good and marketable title to all of its properties and assets, subject only to the Liens granted in the Security Documents to the Banks or permitted by this Credit Agreement.

     5.10 COMPLIANCE WITH LAWS. Each Obligor has complied in all material respects with all laws, regulations and orders applicable to its operations, including those pertaining to labor and minimum wages, zoning, environment, health and safety, except for such non-compliance as has been resolved and would not reasonably be expected to have any future Material Adverse Effect on any of the Obligors.

     5.11 STATEMENTS. No statement of fact made by or on behalf of the Obligors in this Credit Agreement or in any certificate or schedule furnished to the Banks pursuant hereto, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein or herein not misleading as of the time made. There is no fact presently known to any Obligor that has not been disclosed to the Banks which materially affects adversely nor, as far as such Obligor can foresee, will materially affect adversely such Obligor's property, operations, prospects or condition (financial or otherwise).

     5.12 BINDING EFFECT. The Credit Documents and all of the other instruments and documents executed by the Obligors and delivered to Lender pursuant to this Credit Agreement constitute the legal, valid, and binding obligations of each of the Obligors and are enforceable in accordance with their respective terms.

     5.13 REGULATION U. None of the Obligors own "margin stock" as such term is defined in Regulation U, as amended (12 C.F.R. Part 221), issued by the Board of Governors of the Federal Reserve System (the "Board"). The proceeds of the Loans made pursuant to this Credit Agreement shall be used by the Obligors only for the purposes permitted by the Banks as set forth in SECTION 2.7 and SECTION 3.5. None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute any of the Loans a "purpose credit" within the meaning of said Regulation U or Regulation X (12 C.F.R. Part 224) of the Board. None of the Obligors nor any agent acting in their behalf has taken or will take any action which might cause this Credit Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board or to violate the Securities Exchange Act of 1934, in effect as of the date hereof.

     5.14 EMPLOYEE BENEFIT PLANS.

          5.14.1 Except as disclosed in writing to the Banks, none of the employee benefit plans maintained at any time by the Obligors or the trusts created thereunder has engaged in a prohibited transaction which could subject any Obligor to a material tax or penalty on prohibited transactions imposed under Code Section 4975 which would have a Material Adverse Effect.

          5.14.2 Except as disclosed to the Banks, (a) none of the employee benefit plans of the Obligors which are Guaranteed Pension Plans have been terminated or, if terminated, has had or could reasonably be expected to have a Material Adverse Effect; (b) none of such employee benefit plans have incurred any liability to the PBGC established pursuant to ERISA, other than for required insurance premiums which have been paid when due, or incurred any accumulated funding deficiency, whether or not waived, or if such liability or deficiency has been incurred, has had or could reasonably be expected to have a Material Adverse Effect; and (c) no reportable event, or other event or condition, has occurred, which reasonably presents a material risk of termination of any such employee benefit plan by the PBGC, or if such event or condition has occurred, then it has not had and could not reasonably be expected to have a Material Adverse Effect.

          5.14.3 The present value of all accrued benefits under each Title IV employee benefit plan of each Obligor did not, as of the most recent valuation date, exceed the then current fair market value of the assets of such Title IV employee benefit plans allocable to such accrued benefits.

          5.14.4  The  consummation  of the  Loans  and the Bond  from the Banks
provided  for  in  this  Credit   Agreement  will  not  involve  any  prohibited
transaction.

          5.14.5 As used in this Section, the terms "employee benefit plan", "employee pension benefit plan", "accumulated funding deficiency", "reportable event", and "accrued benefits" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in Code Section 4975 and ERISA.

     5.15 AFFILIATES, SUBSIDIARIES. All of the Obligors' Affiliates, Subsidiaries and parent company, if any, are listed in SCHEDULE 5.15 attached hereto. The outstanding capital stock of all of the Obligors and their Subsidiaries has been duly authorized, validly issued, fully paid and nonassessable and is not margin stock.

     5.16 INVESTMENT COMPANY. No Obligor is an "investment company", or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. ss. 80a-1, et seq.). The application of the proceeds and repayment of the Loans and the Bond by the Obligors, the performance of the transactions contemplated by this Credit Agreement and the exercise of the powers of the Banks or (as the case may be) the Agent under the Credit Documents, shall not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

     5.17 NO CATASTROPHIC EVENTS. Neither the business nor the properties of any Obligor or any of its affiliates or subsidiaries are affected by any fire, explosion, accident, strike, lock-out or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of a public enemy or other casualty (whether or not covered by insurance) that could have a Material Adverse Effect on such Obligor or any of its Affiliates.

     5.18 ENVIRONMENTAL COMPLIANCE. The Obligors jointly and severally make the following representations and warranties to the Banks as to the Real Estate:

          5.18.1 Except as disclosed in the financial  statements referred to in
SECTION 5.8 hereof, or as otherwise disclosed to the Banks in writing, none of the Obligors and none of the operations conducted by any of the Obligors on any of the Real Estate, is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Environmental Laws, which violation would reasonably be expected to have a Material Adverse Effect on the value of any of the Real Estate or a Material Adverse Effect.

          5.18.2 Except as disclosed in the financial  statements referred to in
SECTION 5.8 hereof, or as otherwise disclosed to the Banks in writing, none of the Obligors has received written notice from any third party, including without limitation any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. ss. 9601(5), any hazardous substances as defined by 42 U.S.C. ss. 9601(14), any pollutant or contaminant as defined by 42 U.S.C. ss. 9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (collectively, "Hazardous Materials") which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that such Obligor conduct a remedial investigation, removal or other response action pursuant to any Environmental Laws; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the Release of Hazardous Materials, except for such notices that have been fully resolved to the satisfaction of the issuer thereof; provided that with respect to any notice received by the Obligors after the Closing Date, this SECTION 5.18.2 shall only be deemed a representation and warranty with respect to the matters in (i), (ii) and (iii) above if such notice, or the conditions referenced therein, would have a Material Adverse Effect.

          5.18.3 Except as disclosed in the financial  statements referred to in
SECTION 5.8 hereof, or as otherwise disclosed to the Banks in writing, no portion of any of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Materials except in material compliance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Materials is located on any portion of any of the Real Estate; and (i) in the course of any activities conducted by any of the Obligors, or the operators of any of the Real Estate, no Hazardous Materials have been generated or are being used on any of the Real Estate except in material compliance with applicable Environmental Laws; (ii) there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (a "Release" or "Releases") or threatened Release of Hazardous Materials on, upon, into or from any of the Real Estate, which Release would reasonably be expected to have a Material Adverse Effect on the value of any of the Real Estate or adjacent properties or the environment; (iii) to Obligor's knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, any of the Real Estate; and (iv) any hazardous wastes (as defined in RCRA or applicable state law) that have been generated on any of the Real Estate have been transported, treated or disposed of as required under applicable Environmental Laws.

          5.18.4 Except as disclosed in the financial  statements referred to in
SECTION 5.8 hereof, or as otherwise disclosed to the Banks in writing, no part of any of the Real Estate is or shall be subject to any applicable environmental clean-up responsibility law or environmental restrictive transfer law or regulation, by virtue of the transactions set forth herein and contemplated hereby.

          5.19 EXISTING INDEBTEDNESS. A complete and accurate list of all existing indebtedness of each Obligor and each Affiliate, Subsidiary and parent thereof for borrowed money as of the execution by the Obligors of this Credit Agreement is set forth in SCHEDULE 5.19, showing the principal amount outstanding thereunder as of the date of this Credit Agreement.

     5.20 YEAR 2000 COMPLIANCE. The Obligors jointly and severally represent and warrant to the Banks, which representation and warranty shall survive the closing and making of all of the Loans, and the issuance of the Bond, that the Obligors have taken all reasonably necessary action to assess, evaluate and correct all of the hardware, software, imbedded microchips and other processing capabilities they use, directly or indirectly, to ensure that they will be able to function accurately and without interruption or ambiguity using date information before, during, and after January 1, 2000, except for failures in function which would not have a Material Adverse Effect on any of the Obligors, their respective operations, or on the exposure of any of the Obligors to any of their respective customers.

     Section 5.21 LABOR MATTERS. The Obligors are not a party to any labor union or collective bargaining agreement. The Obligors are in compliance with all applicable laws respecting employment and employment practices, except where failure to so comply would not have a Material Adverse Effect. There is no unfair labor practice complaint pending or threatened against any of the Obligors before the National Labor Relations Board, any court or any other governmental authority, nor any pending or threatened sexual harassment or wrongful discharge claim, labor strike, dispute, slow down, or stoppage pending or threatened against any of the Obligors, or a representation petition respecting the employees of any of the Obligors filed or threatened to be filed with the National Labor Relations Board which would have a Material Adverse Effect.

     Section 5.22 BROKERAGE COMMISSIONS. No Person is entitled to receive from the Obligors any brokerage commission, finder's fee or similar fee or payment in connection with the consummation of the transactions contemplated by this Credit Agreement. No brokerage or other fee, commission, or compensation is to be paid by the Banks or the Agent by reason of any act, alleged act or omission of the Obligors with respect to the transactions contemplated hereby.

     Section 5.23 TRADE NAMES. All trade names presently used or previously used by the Obligors are listed in SCHEDULE 5.23 attached hereto.

     SECTION 6. AFFIRMATIVE COVENANTS OF THE OBLIGORS.

     The Obligors covenant and agree, jointly and severally, that, so long as any Loan or Note, or the Bond, is outstanding or any Bank has any obligation to make any Loans or advance its portion of any Bond Advances:

     6.1 FINANCIAL STATEMENTS, REPORTS AND CONTRACTS. The Obligors shall furnish to the Agent and to the Banks the following information at the times set forth below:

          6.1.1 On or before ninety (90) days after the close of each of their respective fiscal years, annual financial statements of the Obligors for such applicable fiscal year, on a consolidated basis, including, without limitation, balance sheets, statements of income and expenses, statements of retained earnings, statements of cash flow, schedules of debt maturities and contingent liabilities, and similar statements, and also including consolidating schedules, all with customary supporting data and schedules all in reasonable detail, in form satisfactory to the Banks, prepared in accordance with GAAP, consistently applied, audited by an independent certified public accountant satisfactory to the Banks.

          6.1.2 On or before sixty (60) days after the close of each fiscal quarter of the Obligors, a quarterly financial operating statement of the Obligors for each such quarter, on a consolidated basis, including statements of results year to date, and similar statements, and showing comparable monthly results for the immediately preceding year, all with customary supporting data and schedules all in reasonable detail, in a form satisfactory to the Banks, and prepared in accordance with GAAP (except to the extent condensed in accordance with the rules and regulations of the United States Securities and Exchange Commission) by the Obligors' management, and certified to the Banks that such statements are in accordance with each Obligors' prior management accounting practices, and together with a covenant compliance certificate of the Obligors certifying that no Event of Default has occurred, or a description of such Event of Default if one has occurred, and that the Obligors have complied with all financial covenants and conditions of the Loans, such certificate to be signed by the chief financial officer or president of the applicable entity.

          6.1.3 On or before one hundred eighty (180) days of the end of each fiscal year of Bacou, S.A., such company's annual audited financial statements.

          6.1.4 With reasonable promptness, such other information bearing upon the credit and the status of business and operations of the Obligors, Bacou, SA, or any Subsidiaries or Affiliates as the Banks or the Agent may from time to time reasonably request.

     6.2 ACCOUNTS / AUDITS. The Obligors shall keep proper books of record and account in which full, true and correct entries in reasonable detail will be made of all of their respective transactions in accordance with GAAP, consistently applied, and the requirements of public regulatory authorities having jurisdiction over them. The Obligors shall permit the Banks and the Agent through the Banks' and the Agent's officers, employees and agents, to inspect the places of business, equipment, property and records of the Obligors at any time as the Banks or the Agent may require, and to audit the Obligors' records of account on reasonable notice and with the conduct of business of the Obligors, the reasonable expense of which audit(s) shall be borne by the Obligors and shall be payable to the Agent upon demand. So long as no Event of Default has occurred and continued uncured, the Agent shall not conduct such audits more than once in each calendar year hereafter.

     6.3 PAYMENT OF OBLIGATIONS. Each Obligor shall pay and discharge, when due, all of its obligations and liabilities (including, without limitation, tax liabilities) except where the same may be contested in good faith and with prior written notice thereof to the Banks. Each Obligor shall maintain appropriate reserves for the accrual of any of the same determined in accordance with generally accepted accounting principles, consistently applied.

     6.4 NOTICES.

          6.4.1 DEFAULTS. The Obligors will promptly notify the Agent and each of the Banks in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which any Obligor is a party or obligor in excess of $500,000, whether as principal, guarantor, surety or otherwise, such Obligor shall forthwith give written notice thereof to the Agent and each of the Banks, describing the notice or action and the nature of the claimed default.

          6.4.2 ENVIRONMENTAL EVENTS. The Obligors will promptly give notice to the Agent and each of the Banks any of the following if it has the potential to materially affect the assets, liabilities, financial conditions or operations of any Obligor, or the Agent's security interests granted hereunder: (i) of any violation of any Environmental Law that any Obligor reports in writing or is reportable by such Person in writing (or for which any written report supplemental  to any  oral  report  is  made)  to any  federal,  state  or local environmental agency and (ii) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, or any federal, state or local environmental agency or board.

          6.4.3 NOTICE OF LITIGATION AND JUDGMENTS. The Obligors will give notice to the Agent and each of the Banks in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting any Obligor or to which any Obligor is or becomes a party involving a claim against such Obligor (whether or not the claim is considered by such Obligor to be covered by insurance) that could reasonably be expected to have a materially adverse effect on such Obligor or the security interests granted hereunder and stating the nature and status of such litigation or proceedings. The Obligors will give notice to the Agent and each of the Banks, in writing, in form and detail satisfactory to the Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against any Obligor in an amount in excess of $100,000.

          6.4.4 NOTICE OF MATERIAL ADVERSE CHANGE. The Obligors will give notice to the Agent and each of the Banks in writing of any material adverse change in the business, assets, operations or financial condition of any one or more of the Obligors, promptly upon becoming aware thereof. Such written notice shall set forth the details of such change and any action with respect thereto taken or contemplated to be taken by any one or more of the Obligors.

          6.4.5 NOTICE OF NAME CHANGES AND LOCATION CHANGES.  The Obligors shall
(a) immediately notify the Agent if any of the Obligors is known by or conducting business under any names other than the names described in SCHEDULE 5.23, (b) notify the Agent within fifteen (15) days if any one or more of the Obligors are conducting any of their businesses or operations at or out of offices or locations other than those previously disclosed in writing to the Banks, and (c) notify the Agent at least fifteen (15) days prior to the date upon which the Obligors intend to change the location of their respective chief executive offices, principal places of business, or location of any material amount of the collateral for the Bond from those locations against which the Banks have filed UCC financing statements.

          6.4.6 LABOR DISPUTES. The Obligors shall notify Agent in writing, promptly, but in any event within two (2) business days after learning thereof, of any material labor dispute to which any of the Obligors may become a party, any strikes or walkouts relating to their respective businesses, and any expiration of any labor contract to which they are a party or by which they are bound, which expiration would have a Material Adverse Effect.

     6.5 MAINTENANCE OF PROPERTIES; INSURANCE. Each Obligor shall keep all of its properties useful and necessary to its business in good repair, working order and condition, and from time to time make or cause to be made all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the businesses carried on by such Obligor may be properly and advantageously conducted at all times. Each Obligor shall maintain insurance (which may consist of appropriate self-insurance, reasonably acceptable to the Banks) on all of its properties and assets in reasonable amounts in accordance with sound business practices, insuring against such risks as are usually insured against in the same general area and by entities engaged in the same or a similar business, including, by way of illustration and not of limitation, fire with extended coverage, public liability, theft, personal property, collision, and workers' compensation insurance. All insurance maintained by the Obligors in which the Banks may have an insurable interest, regardless of whether required hereunder, shall name the Agent, on behalf of the Banks, as first loss payee or first mortgagee, as applicable.

     6.6 ADDITIONAL INSTRUMENTS. The Obligors shall promptly execute and deliver or cause to be executed and delivered to the Banks or (as the case may be) the Agent from time to time all such additional and/or supplemental instruments and documents as the Banks or the Agent deem reasonably necessary or appropriate to evidence the obligations of the Obligors to the Banks in connection herewith, with the Loans, and with the Bond, provided that the Obligors are first afforded the opportunity to review such documents with their respective legal counsel. Upon receipt of an affidavit of an officer of any Bank as to the loss, theft, destruction or mutilation of a Bank's Note, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note, Obligors will issue, in lieu thereof, a replacement Note in the same principal amount thereof and otherwise of like tenor.

     6.7 INSPECTION. Each Obligor shall permit representatives (whether or not officers or employees) of the Banks or the Agent, at any reasonable time, from time to time, as often as may be reasonably requested by the Banks or the Agent, and after the giving by the Banks or the Agent of reasonable prior notice to such Obligor, to visit any of the Real Estate on which any of such Obligor's property or books and records may be located, to inspect and verify the amount, character and condition of, any of such Obligor's property, to review and make extracts from and to audit its books and records of others relating to it, including management letters prepared by its independent certified public accountants, and to discuss with its principal officers, directors and independent certified public accountants, its business, assets, liabilities, financial condition, results of operations and business prospects. Any costs and expenses incurred by the Banks or the Agent shall be at Borrower's sole cost and expense; provided, however, that if Agent or Banks conduct more than one (1) inspection during any twelve (12) month period, the cost of such additional inspections shall be at such Banks' or Agent's sole cost and expense, except if an Event of Default has occurred, in which case all such inspections after such Event of Default will be at Borrower's sole cost and expense.

     6.8 CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE. Each Obligor shall do all things necessary to preserve, renew and keep in full force and effect its existence as a corporation organized under the laws of the State of Delaware, and all of its rights, franchises and licenses material to its operations as conducted from time to time, and shall comply in all respects with all applicable laws, except where compliance therewith shall at the time be contested in good faith by appropriate proceedings or where failure so to comply has not resulted, or does not pose a material risk of resulting, in the aggregate, in any material adverse change in the financial condition of such Obligor.

     6.9 LABOR LAWS. Each Obligor shall comply with all labor laws at any time applicable to it including, without limitation, all labor laws and minimum wage laws, except where compliance therewith shall at the time be contested in good faith by appropriate proceedings or where failure so to comply has not resulted, or does not pose a material risk of resulting, in the aggregate, in any Material Adverse Effect, and shall make all proper and applicable deductions from wages required by law and all payments related to such deductions made.

     6.10 EMPLOYEE BENEFIT PLANS. Each Obligor shall maintain each of its employee benefit plans (if any) that are subject to Title IV of ERISA, in material compliance with all applicable requirements of ERISA and of the Code, and with all applicable regulations issued under the provisions of ERISA and of the Code and, without limiting the generality of the foregoing, shall satisfy the Minimum Funding Standard for any such plan as defined in Section 412(a) of the Code and shall not engage in any Prohibited Transaction with respect to any such plan as defined in Section 4975(c) of the Code. Each Obligor shall promptly furnish to Lender statements of such Obligor setting forth details of any Reportable Event (as defined in Section 4043(b) of ERISA), as to which notice has not been waived, which may have occurred and the action which such Obligor proposes to take with respect thereto, together with a copy of notice of such Reportable Event given to the PBGC; promptly upon the filing or making thereof, such Obligor shall make available to the Agent a copy of each annual report with respect to any such plan; and promptly after receipt thereof, make available to the Agent a copy of any material notice such Obligor receives from the PBGC or the Internal Revenue Service with respect to any such plan.

     6.11 ENVIRONMENTAL INDEMNIFICATION. In respect of all environmental matters each Obligor shall:

          6.11.1 Comply in all material respects with the requirements of all federal, state, and local Environmental Laws, except where the Obligors are contesting such requirements in good faith and in accordance with all Environmental Laws; notify the Banks promptly in the event of any spill, hazardous waste pollution or contamination affecting any of the Real Estate that would reasonably be expected to have a Material Adverse Effect thereon or on any of the Obligors; forward to the Banks promptly any notices relating to such matters received from any governmental agency; and pay promptly when due any fine or assessment against the Real Estate unless such fine or assessment is being contested in good faith and appropriate reserves have been created.

          6.11.2 Except in the ordinary course of operating its business, and except as to current tenants, not become involved, and shall use its best efforts to not permit any tenant or subtenant of any of the Real Estate to generate, store, dispose, or handle any hazardous material or conduct any activity that could lead to the imposition on the Banks, the Agent, any Obligor, or any of the Real Estate of any liability or lien under any Environmental Laws.

          6.11.3 If required by the Rhode Island Department of Environmental Management, the United States Environmental Protection Agency or any other municipal, state or federal governmental agency having jurisdiction over any of the Real Estate, remediate any hazardous material found on the Real Estate, which work must be done (except where the Obligors contest such requirements or laws in good faith, in accordance with Environmental Laws, and with notice to the Agent) in compliance with all requirements and all applicable laws and at Obligors' expense; and, provided that an Event of Default has occurred and is continuing, each Obligor agrees that the Banks or the Agent have the right, at their sole option but at Obligors' reasonable expense, to have an environmental engineer or other representative review the work being done.

          6.11.4 Promptly upon the request of the Banks or the Agent, based upon the Banks' or the Agent's reasonable belief that a hazardous waste or other environmental condition exists with respect to any of the Real Estate that would reasonably be expected to have a Material Adverse Effect, provide the Banks with an environmental assessment report as to such condition or an update of any existing comparable report, all in scope, form and content reasonably satisfactory to the Banks; provided that if such report is being submitted to a governmental agency overseeing the Obligors' response to the environmental condition, then the Obligors shall satisfy their obligations under this Section by providing to the Banks or the Agent a copy of such report.

          6.11.5 Indemnify, defend, and hold the Banks and the Agent harmless from and against any claim, proceedings, investigations, costs, damage (including, without limitation, consequential damages), expense (including, without limitation, reasonable attorneys' fees, investigatory and consulting fees and expenses), loss, liability, or judgment now or hereafter arising as a result of any claim, proceeding or investigation, whether federal, state, municipal, or under the Environmental Laws, for environmental cleanup costs, any resulting damage to the environment and any other environmental claims against any Obligor, the Banks, the Agent, or any of the Real Estate, except to the extent such claims, costs, damages, loss, liability or judgment directly results from the negligent acts or omissions or willful misconduct of the Banks, the Agent or their representatives or agents. The provisions of this Section shall continue in full force and effect and shall survive Obligors' repayment of the Loans and the Bond.

     6.12 PRIMARY OPERATING ACCOUNTS. The Obligors shall maintain their primary operating accounts with BankBoston (or its successor in interest) at all times during the term hereof, and BankBoston (and its successor) shall provide the Obligors' cash management services.

     6.13 COMPLIANCE WITH LAWS. The Obligors shall at all times comply in all material respects with all laws applicable to them and to the Real Estate, including, without limitation, the Americans with Disabilities Act, as the same may be modified from time to time, except when a failure to so comply has no Material Adverse Effect and could not reasonably be expected to have a Material Adverse Effect.

     6.14 MAINTENANCE OF DEBT SERVICE COVERAGE RATIO. During the term of the Loans and the Bond, the Obligors shall collectively maintain, on a consolidated basis, a minimum Debt Service Coverage Ratio equal to or greater than 1.5:1.0. The Obligors' compliance herewith shall be tested quarterly by the Banks, commencing as at September 30, 1999, and continuing as at each successive December 31, March 31, June 30, and September 30 thereafter, for the period elapsed between the first day of the Obligors' then current fiscal year and the fiscal quarter ending as at such date of determination.

     6.15 MAXIMUM CASH FLOW LEVERAGE RATIO. During the term of the Loans and the Bond, the Obligors' Cash Flow Leverage Ratio, on a consolidated basis, shall not exceed (a) 3.0:1.0 as at the end of each successive fiscal quarter between the date hereof and March 31, 2000, (b) 2.75:1.0 as at the end of each successive fiscal quarter between April 1, 2000 and March 31, 2001, (c) 2.5:1.0 as at the end of each successive fiscal quarter between April 1, 2001 and March 31, 2002, and (d) 2.25:1.0 as at the end of each successive fiscal quarter thereafter. The Obligors' compliance herewith shall be tested quarterly by the Banks, commencing as at September 30, 1999, and continuing as at each successive December 31, March 31, June 30, and September 30 thereafter.

     6.16 SUBORDINATION OF DEBT. The Obligors shall subordinate to the Loans and the Bond, by subordination instruments satisfactory to the Banks in form and substance, all loans made to the Obligors by any officer, director, shareholder, partner, guarantor or Affiliate of such Obligor, or from any of the parties listed on SCHEDULE 6.16 hereto, from time to time or at any time made, including all principal and interest accruing thereupon. All of such loans existing as of the date hereof are listed on SCHEDULE 6.16 attached hereto. All original promissory notes or other instruments evidencing indebtedness of such Obligor to such officer, director, shareholder, partner, guarantor, Affiliate or other party shall be delivered to and held by the Agent.

     6.17 JOINT AND SEVERAL LIABILITY. The Obligors hereby acknowledge, covenant and agree that all Obligations, liabilities and covenants made, incurred and undertaken by them under this Credit Agreement and the other Credit Documents are on a JOINT AND SEVERAL BASIS, including without limitation, all obligations to pay principal, interest, fees and expenses.

     SECTION 7. NEGATIVE COVENANTS OF THE OBLIGORS.

     The Obligors covenant and agree, jointly and severally, that, so long as any Loan or Note or the Bond is outstanding or any Bank has any obligation to make any Loans or fund any Bond Advance:

     7.1 LIMITATION ON BORROWING. The Obligors shall not, and shall cause their respective Affiliates, Subsidiaries and parents (but excluding Bacou, S.A. herefrom) not to, incur, create, assume or permit to exist any Debt or liability on account of deposits or advances or any indebtedness or liability for borrowed money, or any indebtedness or liability evidenced by notes, Bond, debentures, or similar obligations, including Capitalized Lease Obligations, except:

          7.1.1 Debt under the Credit Documents;

          7.1.2 Debt with respect to trade payable obligations and other normal accruals and customer deposits in the ordinary course of business not yet due and payable in accordance with customary trade terms or with respect to which the Obligors or any Subsidiary is contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent such person has set aside on its books adequate reserves therefor in accordance with and to the extent required by GAAP;

          7.1.3 Debt existing as of the date of the closing of the Loans and referred to in SCHEDULE 7.1.3 attached hereto;

          7.1.4 Debt outstanding as a refinancing of Debt permitted under another clause of this SECTION 7.1 other than SECTION 7.1.2; provided that such Debt as refinanced continues to qualify as permitted Debt under the clause of this SECTION 7.1 under which the refinanced Debt was permitted under this
SECTION 7.1;

          7.1.5 Debt, the terms and conditions of which have been approved in writing by the Banks, and which Debt is subordinated, if required by the Banks, to the prior payment of all amounts due under this Credit Agreement and the other Credit Documents;

          7.1.6 Obligations of the Obligors under any operating leases;

          7.1.7 The Subordinated Debt listed on SCHEDULE 6.16 hereto; and

          7.1.8 Debt to BNP evidenced by the Credit Line Agreement dated February 19, 1998 between the Borrower and BNP for borrowings of up to $110,000,000, and by the Credit Line Agreement dated March 25, 1999 between the Borrower and BNP for borrowings of up to $50,000,000; and all refinancings of the foregoing Debt to BNP up to the foregoing amounts and on substantially the same terms, conditions and repayment schedules.

     7.2 LIMITATION ON INVESTMENTS. The Obligors shall not invest in, purchase or acquire the obligation or stock of any person, firm, or corporation or other enterprise whatsoever except Cash Equivalent Investments and except the acquisition of stock for the purpose of acquiring another business entity. In addition, the Obligors shall not directly or indirectly make or commit to make any investments in or to or any loans or other advances of money to any other Person (including, without limitation, any Subsidiary) other than advances to employees for business expenses in the ordinary course of any of the Obligors' businesses.

     7.3 LIMITATION ON ENCUMBRANCES. The Obligors shall not create, incur, make, assume, or suffer to exist, after the date hereof, any Lien upon any of their properties or assets, whether now owned or hereafter acquired, to any party other than the Banks, excepting the following Liens:

          7.3.1 For taxes, assessments or governmental charges or levies on property (excluding any lien imposed pursuant to any of the provisions of ERISA) if the same shall not at the time be delinquent or thereafter can be paid without penalty or interest, or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or if commenced not stayed, bonded or discharged within thirty (30) days after commencement) are being contested in good faith and by appropriate proceedings diligently conducted and for which proper reserve or other provision has been made in accordance with and to the extent required by GAAP;

          7.3.2 Imposed by law, such as landlords', carriers', warehousemen's and mechanics' liens, bankers' set off rights and other similar liens arising in the ordinary course of business for sums not yet due or being contested in good faith and by appropriate proceedings diligently conducted and for which proper reserve or other provision has been made in accordance with and to the extent required by GAAP;

          7.3.3 Those now or hereafter granted pursuant to the Security Documents or otherwise now or hereafter granted to the Banks for the Banks' benefit as collateral for the Loans or the Bond and/or the Obligors' other obligations arising in connection with or under any of the Credit Documents;

          7.3.4 Easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case detract from the value of the property subject thereto or interfere with the ordinary conduct of business by any of the Obligors or any Subsidiary;

          7.3.5 Liens securing Debt permitted to exist under SECTION 7.1; provided that the Lien securing any such Debt that is purchase money Debt is limited to the item of property purchased or leased in each case; and

          7.3.6 UCC-1 financing statements filed solely for notice or precautionary purposes by lessors under operating leases which do not secure Debt and which are limited to the items of equipment leased pursuant to the lease in question.

     7.4 LIMITATION ON CONTINGENT LIABILITIES. Obligors shall not directly or indirectly guaranty the payment by any other party whatsoever of any indebtedness, or in effect guaranty the payment of any indebtedness through an agreement, contingent or otherwise, excepting the following:

          7.4.1 Guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

          7.4.2 Assumptions, guaranties, endorsements and contingent liabilities within the definition of Debt and permitted by SECTION 7.1 hereof or with respect to Debt permitted hereunder;

          7.4.3 Those obligations set forth in SCHEDULE 7.4 attached hereto, if any; and

          7.4.4 Guaranties guarantying the obligations of Subsidiaries given in the ordinary course of business.

     7.5 LIMITATION ON FUNDAMENTAL CHANGES. No Obligor shall sell (except sales made in the ordinary course of the Obligors' business), lease, or otherwise dispose of all or substantially all of its assets to any other person, firm, corporation, association, partnership, limited liability company, joint stock company, land trust, business trust, unincorporated organization, government or agency or political subdivision thereof or enter into any agreement to any such effect, merge with another corporation or other entity, engage in a substantially different business, reorganize or recapitalize, materially amend, modify or supplement their respective certificates of incorporation or by-laws, or dissolve or liquidate, or permit a material change of ownership, legal structure or control, of any of the Obligors.

     7.6 LIMITATION ON SALES OF ASSETS. The Obligors shall not sell, assign, transfer, lease, convey, abandon or otherwise dispose of, voluntarily or involuntarily, any of their assets or properties, whether now owned or hereafter acquired, or income or profits therefrom, except, so long as no Event of Default exists, sales of inventory and fixtures in the ordinary course of business, sales of obsolete assets, and sales of assets immediately replaced by assets of equal or greater value.

     7.7 LIMITATION ON ACCELERATION OF OTHER DEBT AND MODIFICATION OF SUBORDINATED DEBT. The Obligors shall not accelerate the maturity of any Debt now or hereafter outstanding to any other bank, lender, or financial institution, or repay the same otherwise than in accordance with its terms or regular amortization. The Obligors shall not amend or modify, or consent to the amendment or modification of, the terms of any Debt which is subordinated to the Loans, if any such amendment or modification may have an adverse effect on repayment of the Obligations. In any event, the Obligors shall not, and shall not permit the holder of any such Debt to, (a) increase the principal amount of or accelerate the maturity of any such Debt; (b) increase the contractual interest rate on such Debt; (c) grant an interest in any collateral not previously held by such holder; or (d) modify any payment schedule for such Debt to increase the payments due thereon.

     7.8 LIMITATION ON USE OF LOAN AND BOND PROCEEDS. The Obligors shall not permit any of the proceeds of the Loans or the Bond to be used directly or indirectly (a) for any purposes other than the purposes expressly set forth in this Credit Agreement, and (b) by any party other than the Obligors and the Guarantors.

     7.9 LIMITATION ON TERMS OF CERTAIN AFFILIATE AND SUBSIDIARY TRANSACTIONS. Except as authorized pursuant to the Corporate Opportunities Agreement by and between Borrower and Bacou S.A. dated January 1, 1996, the Obligors shall not effect any transaction with any Affiliate or Subsidiary or stockholder of a Obligor that is (a) outside the ordinary course of business or (b) on a basis less favorable than would at the time be obtainable for a comparable transaction in arms-length dealings with an unrelated third party.

     SECTION 8. CLOSING CONDITIONS.

     The obligations of the applicable Banks to close the Loans and to purchase the Bond, and to make (a) the first advance of the proceeds of the Loans, and
(b) the first Bond Advance, shall be subject to the satisfaction of the following conditions precedent on or prior to August 24, 1999:

     8.1 CREDIT DOCUMENTS. Each of the Credit Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect, and shall be in form and substance satisfactory to each of the Banks. Each Bank shall have received a fully executed copy of each such document.

     8.2 OPINIONS OF COUNSEL. Each of the Banks and the Agent shall have received a favorable legal opinion addressed to the Banks and the Agent, dated as of the Closing Date, in form and substance satisfactory to the Banks and the Agent, from counsel to the Obligors, as to such matters as the Banks and the Agent may reasonably require.

     8.3 AUTHORIZATION. Each Obligor shall have furnished to the Banks and to the Agent current copies of all corporate documents and proceedings taken by such Obligor, certified by such Obligor's secretary or assistant secretary, authorizing all such borrowings and actions in connection with the Loans, the Bond, and the execution, delivery and performance of the Credit Documents, and such other documents as the Banks, the Agent, or their respective counsel may reasonably require.

     8.4 APPROVAL OF COUNSEL. All legal matters incident to the transactions contemplated by this Credit Agreement shall be satisfactory to the Agent's Special Counsel.

     8.5 CERTIFICATE. The representations and warranties contained in SECTION 5 hereof shall be true and correct in all material respects on the date hereof and on each date on which (a) the Obligors request a Loan hereunder and (b) the Obligors request a Bond Advance; and no event that constitutes or which with the mere giving of notice or lapse of time, or both, would constitute an Event of Default under this Credit Agreement shall have occurred and continued or shall exist on such date. Each Obligor shall deliver to the Banks, dated as of each date of a Loan or a Bond Advance, certificates of such Obligor's chief financial officer, secretary or assistant secretary, to the foregoing effect.

     8.6 PAYMENT OF AGENT AND OTHER FEES. On or prior to the date of the closing of the Loans and the Bond, the Obligors shall pay to the Agent the fees due under SECTION 4, the commitment fees due under SECTION 8.7, and all expenses incurred by the Banks in connection with the closing of the Loans and the Bond issuance, including without limitation all legal fees and expenses, and all expenses incurred by any participant or purchaser of any interest in any of the Loans or the Bond. None of the fees payable under this SECTION 8.6 shall be refundable in whole or in part.

     8.7 COMMITMENT FEES. At the closing of the Loans, and as a condition precedent to the advance of any proceeds of the Loans or any Bond Advance, the Obligors shall pay to the Banks, as a fee for the Bond, a fee of $75,000, payable as follows: the sum of $37,500 shall be paid to the Agent at the closing, and the balance of the fee, the sum of $37,500, shall be paid to the Agent on or before January 30, 2000. The foregoing commitment fee is deemed to have been earned in full by the Banks as of the date of this Credit Agreement.

     8.8 NO MATERIAL ADVERSE EFFECT. No Material Adverse Effect or material adverse change shall have occurred since the date of the most recent annual "audited" financial report of the Obligors delivered to the Agent and the Banks through the Closing Date, as to the condition (financial or otherwise), operations, performance, properties or prospects of the Obligors, their Subsidiaries and Affiliates.

     SECTION 9. CONDITIONS TO ALL BORROWINGS.

     The obligations of the Banks to make any Loan or purchase any portion of the Bond, in each case whether on or after the Closing Date for any Loan or the issuance of the Bond, shall also be subject to the satisfaction of all of the following conditions precedent:

     9.1 NO LEGAL IMPEDIMENT. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Loan or purchase such Bond.

     9.2 GOVERNMENTAL REGULATION. Each Bank shall have received such statements in substance and form reasonably satisfactory to each Bank as each such Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

     9.3 PROCEEDINGS AND DOCUMENTS. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Credit Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Banks and to the Agent's Special Counsel, and the Banks and such Agent's Special Counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

     SECTION 10. EVENTS OF DEFAULT; ACCELERATION; ETC.

     10.1 EVENTS OF DEFAULT AND ACCELERATION. If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:

          10.1.1 the Obligors fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

          10.1.2 the Obligors fail to pay any interest on the Loans, the commitment fee, the Agent's fee, or any other sum due hereunder or under any of the other Credit Documents, in each case on the date when the same shall become due and payable, whether at the stated date of maturity or any accelerated due date or at any other date fixed for payment, and such failure shall continue for a period of five (5) Business Days;

          10.1.3 the Obligors fail to pay any principal or interest due under the Bond or the Guaranties, or RIIFC fails to make any payment due under the Bond or the Bond Purchase Agreement;

          10.1.4 a default or event of default occurs under any note or agreement evidencing or governing any other indebtedness of any of the Obligors to any other party involving an obligation of $100,000 or more, and in all such events such default or event of default continues uncured beyond the expiration of any applicable grace or notice period;

          10.1.5 the Obligors fail to perform any term, covenant or agreement contained herein or in any of the other Credit Documents (other than those specified elsewhere in this SECTION 10.1, and except with respect to payment defaults, which shall be governed solely by SECTIONS 10.1.1, 10.1.2 and 10.1.3 above, and further except with respect to the events set forth in SECTIONS
10.1.8 and 10.1.9, without reference whatsoever to this SECTION 10.1.5) for thirty (30) days after written notice of such failure has been given to the Obligors by the Agent, except that with respect to an Event of Default occurring by virtue of a failure to comply with SECTION 6.11, the Obligors have, within such thirty (30) day period, commenced and have continued to diligently pursue the process of curing such failure, or the Obligors are contesting any underlying claim, order or notice as provided by and in accordance with applicable law;

          10.1.6 any representation or warranty of the Obligors in this Credit Agreement or any of the other Credit Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

          10.1.7 any Obligor fails to pay at maturity, or within any applicable period of grace, any obligation (except any obligation to either of the Banks) for borrowed money or credit received or in respect of any capitalized leases, or fails to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, any agreement or other instrument evidencing or securing borrowed money or credit received, or any agreement or other instrument in respect of any capitalized leases with respect to an obligation in excess of $100,000, and the holder or holders thereof or of any obligations issued thereunder accelerate the maturity thereof;

          10.1.8 any Obligor makes an assignment for the benefit of creditors, or admits in writing its inability to pay or generally fails to pay its debts as they mature or become due, or petitions or applies for the appointment of a trustee or other custodian, liquidator or receiver of such Obligor or of any substantial part of the assets of such Obligor, or commences any case or other proceeding relating to such Obligor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or takes any action to authorize or in furtherance of any of the foregoing, or if any such petition or application is filed or any such case or other proceeding is commenced against such Obligor and such Obligor indicates its approval thereof, consents thereto or acquiescence therein, or such petition or application filed against such Obligor remains undismissed for ninety (90) days from the date of filing thereof;

          10.1.9 a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating any Obligor bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any Obligor in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

          10.1.10 there remains in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, any final judgment against any Obligor that, with other outstanding final judgments, undischarged, against such Obligor exceeds in the aggregate $100,000; or

          10.1.11 if any of the Credit Documents is canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Credit Documents is commenced by or on behalf of any Obligor, or any court or any other governmental or regulatory authority or agency of competent jurisdiction makes a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Credit Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

then, and in any such event, so long as the same continues, the Agent shall, after consultation with each Bank and upon its receipt of the consent to such action from all of the Banks, by notice in writing to the Obligors declare all amounts owing with respect to this Credit Agreement, the Notes and the other Credit Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Obligors; PROVIDED that in the event of any Event of Default specified in SECTION 10.1.8 or SECTION 10.1.9, all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Bank.

     10.2 TERMINATION OF COMMITMENTS. If any one or more of the Events of Default specified in SECTIONS 10.1.8 or 10.1.9 shall occur and be continuing, any unused portion of the Commitments shall forthwith terminate and each of the Banks shall be relieved of all further obligations to make Loans to the Obligors, make Bond Advances, or purchase the Bond. If any other Event of Default shall have occurred and be continuing, the Agent shall, by notice to the Obligors, terminate the unused portion of the applicable Commitment and cease making Loans, purchasing the Bond, and making Bond Advances hereunder; and upon such notice being given, the making of Loans, purchasing of the Bond, and making of Bond Advances shall cease and be terminated immediately and each of the Banks shall be relieved of all further obligations to make Loans, purchase the Bond and make Bond Advances. No termination of any of the Commitments hereunder shall relieve the Obligors of any of the Obligations.

     10.3 REMEDIES. In case any one or more of the Events of Default occurs and continues, and whether or not the Agent shall have accelerated the maturity of any of the Loans pursuant to SECTION 10.1, the Agent shall, after consultation with each Bank and upon its receipt of the consent to such action from all of the Banks, proceed to protect and enforce the Banks' rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Credit Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including as permitted by applicable law the obtaining of the EX PARTE appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the applicable Banks. No remedy herein conferred upon any Bank or the Agent or the holder of any Note or the Bond is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding anything contained herein, the Agent may act without the consent of, but with reasonably contemporaneous notice to, the Banks to protect the Banks' rights in any respect if the failure to so act would impair or adversely affect such Banks' rights and the Banks have either not had reasonably sufficient time in which to determine their course of action or the Banks, having had such time, are unable to agree as to the course of action to follow.

     10.4 DISTRIBUTION OF COLLATERAL PROCEEDS. In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Agent or any Bank, as the case may be, receives any monies in connection with the enforcement of any of its rights hereunder or under any of the other Credit Documents, such monies shall be distributed for application as follows:

          10.4.1 First, to the payment of, or (as the case may be) the reimbursement of, the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Credit Agreement or any of the other Credit Documents or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

          10.4.2 Secondly, to all other Obligations in such order or preference as the Majority Banks may determine; PROVIDED, HOWEVER, that distributions in respect of each type of Obligation (such as interest, principal, fees and expenses), and further with respect to Loans and the Bond, shall be made among the Banks PRO RATA; and PROVIDED, FURTHER, that the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

          10.4.3 Thirdly, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Banks and the Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to Section 9-504(1)(c) of the Uniform Commercial Code of the State of Rhode Island; and

          10.4.4 Fourthly, the excess, if any, shall be returned to the Obligors or to such other Persons as are entitled thereto.

     10.5 RESTRICTION ON TRANSFER OF ASSETS. From and after the occurrence of an Event of Default, the Obligors shall not sell, transfer, convey, or encumber any of their respective assets, except for the sale of inventory in the ordinary course of business, without the prior written consent of the Agent.

     SECTION 11. SETOFF. During the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to the Obligors and any securities or other property of the Obligors in the possession of such Bank may be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Obligors to such Bank. Each of the Banks agrees with each other Bank that (a) if an amount to be set off is to be applied to indebtedness of the Obligors to such Bank, other than indebtedness evidenced by the Notes or the Bond or the Guaranties held by such Bank, such amount shall be applied ratably to such other indebtedness and to the indebtedness evidenced by all such Notes, Bond and Guaranties held by such Bank, and (b) if such Bank shall receive from the Obligors, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes, the Bond and the Guaranties held by such Bank by proceedings against the Obligors at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Notes, the Bond and the Guaranties held by such Bank, any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Notes, the Bond and the Guaranties held by all of the Banks, then such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, PRO TANTO assignment of claims, subrogation or otherwise, as shall result in each Bank receiving in respect of the Notes, the Bond and the Guaranties held by it each such Bank's proportionate payment as contemplated by this Credit Agreement; PROVIDED that if all or any part of such excess payment is thereafter recovered by the Obligors from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

ANY AND ALL RIGHTS TO REQUIRE THE AGENT OR THE BANKS TO EXERCISE THEIR RESPECTIVE RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS AND/OR THE BOND, PRIOR TO EXERCISING THEIR RIGHTS OF SETOFF, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

     SECTION 12. THE AGENT.

     12.1 AUTHORIZATION. The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Credit Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, PROVIDED that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The relationship between the Agent and the Banks is and shall be that of agent and principal only, and nothing contained in this Credit Agreement or any of the other Credit Documents shall be construed to constitute the Agent as a trustee for any Bank. The Obligors shall make all payments in respect of the Obligations to the Agent, and may rely upon consents, modifications and amendments executed by the Agent on the Banks' behalf, and in dealing with the Agent as herein provided.

     12.2 EMPLOYEES AND AGENT. The Agent may exercise its powers and execute its duties by or through employees or Agent and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Credit Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Obligors.

     12.3 NO LIABILITY. The Agent will execute its duties and responsibilities hereunder with the same care it exercises for loans or credit facilities for its own account and risk. Neither Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Credit Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that such Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

     12.4 NO REPRESENTATIONS. The Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, the Bond, any of the other Credit Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, the Bond or the Guaranties, or for the value of any such collateral security or for the validity, enforceability or collectibility of any such amounts owing with respect to the Notes, the Bond or the Guaranties, or for any recitals or statements, warranties or representations made herein or in any of the other Credit Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Obligors, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes, the Bond or the Guaranties. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Obligors or any holder of any of the Notes, the Bond or the Guaranties shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks with respect to the credit worthiness or financial condition of the Obligors. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

     12.5 PAYMENTS.

          12.5.1 A payment by the Obligors to the Agent hereunder or any of the other Credit Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees promptly to distribute to each Bank such Bank's PRO RATA share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Credit Documents.

          12.5.2 If in the reasonable opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes, the Bond, the Guaranties, or under any of the other Credit Documents might expose it to liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

          12.5.3 Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Credit Documents, any Bank that fails (a) to make available to the Agent its PRO RATA share of any Loan or the Bond, or
(b) to comply with the provisions of SECTION 12 with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its PRO RATA share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Obligors, whether on account of outstanding Loans, the Bond, unpaid reimbursement obligations to the Agent, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective PRO RATA shares of all outstanding Loans and the Bond. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective PRO RATA shares of all outstanding Loans and the Bond. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and the Bond of the nondelinquent Banks, the Banks' respective PRO RATA shares of all outstanding Loans and the Bond have returned to those PRO RATA shares in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

     12.6 HOLDERS OF NOTES AND PORTIONS OF THE BOND. The Agent may deem and treat the payee of any Note and the holder of an interest in the Bond as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

     12.7 INDEMNITY. The Banks ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which such Agent has not been reimbursed by the Obligors as required by SECTION 13), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, the Bond, or any of the other Credit Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence.

     12.8 AGENT AS BANK. In its individual capacity, BankBoston shall have the same obligations and the same rights, powers and privileges in respect to its Commitments and the Loans and Bond Advances made by it, and as the holder of any of the Notes and interests in the Bond, as it would have were it not also the Agent.

     12.9 RESIGNATION. The Agent may resign at any time by giving sixty (60) days' prior written notice thereof to the Banks and the Obligors. Upon any such resignation by the Agent, a successor Agent shall be appointed by the Majority Banks. The successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. If no successor Agent(s) shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the applicable retiring Agent's giving of notice of resignation, then the last retiring Agent may, on behalf of the Banks, appoint a successor Agent; and if no successor Agent is appointed hereunder by the last retiring Agent within thirty
(30) days, then the other Banks may, by vote of a majority of those other Banks, on behalf of all of the Banks, appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Credit Agreement and the other Credit Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

     12.10 NOTIFICATION OF DEFAULTS AND EVENTS OF DEFAULT. Each Bank hereby agrees that, upon learning of the existence of a Default or an Event of Default or any fact, circumstance or condition which would likely result in the occurrence of an Event of Default, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this SECTION 12.10, it shall promptly notify the other Banks of the existence of such Default or Event of Default.

     12.11 DUTIES IN THE CASE OF ENFORCEMENT.

          12.11.1 In case one or more Events of Default occur and continue, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, if (i) so requested by all of the Banks, and (ii) the Banks have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of the Credit Documents and exercise all or any such other legal and equitable and other rights or remedies as it may have. Such Banks may direct the Agent in writing as to the method and the extent of any such exercise of its rights, the Banks hereby agreeing to indemnify and hold the Agent harmless from all liabilities incurred in respect of all actions, except for the Agent's willful misconduct or gross negligence, taken or omitted in accordance with such directions, PROVIDED that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent's compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

          12.11.2 Notwithstanding anything contained in SECTION 12.11.1 above to the contrary, in case one or more Events of Default occur and continue, and the Banks fail to unanimously agree on a particular action or course of action to be taken by the Agent, then the Agent shall set a time at which the Agent shall establish a telephone conference call between the Agent and all of the Banks for the purpose of discussing what action(s) should be taken as a result of such Event of Default. The decision of the Banks shall be confirmed in writing by the Banks to the Agent. In the event that the Banks are unable to unanimously agree on a course of action to be taken as a result of such Event of Default, then in such event, the Banks will continue to discuss the issues and will meet within four (4) business days of such telephone conference for the purpose of discussing alternative courses of action and reaching an agreement on the course of action to take. If no agreement is reached at the meeting of the Banks required in the immediately preceding sentence, then in such event the course of action supported by the Majority Banks shall be followed by the Agent, and all of the Banks shall take such actions as are necessary, if any, to comply with the course of action supported by the Majority Banks, including without limitation the acceleration of all indebtedness under the Banks' respective Notes.

     12.12 NO INTEREST IN FEES. The Banks hereby acknowledge that they shall have no interest or rights in the Agent's fee provided for in SECTION 4, which fee shall be retained by the Agent solely for its own account.

     12.13 AGENT'S POWERS. Except as provided hereafter, the Agent may, in its reasonable discretion and without the consent of the Banks or any of them, with reasonably contemporaneous notice to each Bank, give or withhold any other waivers, consents and approvals, amend the Credit Documents, and exercise or refrain from exercising rights and take or refrain from taking action with respect to the Loans, the Bond, and the Credit Documents. As to any matters provided for in the preceding sentence, the Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with the written instructions of such Majority Banks and such instructions of such Majority Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks. Notwithstanding the foregoing, the Agent agrees that it will not, without prior notice to and the consent of all of the Banks, take any of the following actions: (a) amend any provision of the Credit Documents to change the principal amount of or extend the maturity of any of the Notes or the Bond, any commitment, or of any of the Obligors' obligations here-or thereunder or make any other material amendment or modification of the Credit Documents; (b) reduce the contractual interest rate on any of the Notes or on the Bond; (c) release any Guarantors, or release any collateral for the Loans or the Bond, unless in accordance with the provisions of the Credit Documents providing for such release; (d) change the definition of Majority Banks; (e) modify any payment schedule under the Notes or the Bond; (f) waive any material Event of Default or waive the Obligors' compliance with any financial covenant or amend any financial covenant; or (g) amend or waive the provisions of SECTION 21 of this Credit Agreement. The Agent shall, promptly after the Agent's receipt thereof, provide all of the Banks with copies of any proposed amendments, consents, or waivers with respect to the Credit Documents. The Agent shall permit the Banks, upon reasonable prior notice to the Agent, to review the Credit Documents and the other documents relating thereto in the Agent's possession (subject to any applicable confidentiality requirements binding on the Agent with respect thereto, under law, contract, or otherwise), during the Agent's normal business hours.

     12.14 EXPENSES. The Banks agree that each will on demand reimburse the Agent, to the extent of each such Bank's Commitment Percentage for Loans, for any and all reasonable actual out-of-pocket costs, expenses and disbursements which may be incurred or made by the Agent in connection with the Loans, the Bond, or the Credit Documents and the transactions contemplated thereby and any action which may be taken by the Agent to collect the amounts owing to the Agent in connection therewith, such amounts to be payable to the extent the Agent has not been reimbursed for such amounts at such time by or on behalf of the Obligors. The Banks shall not be obligated to reimburse the Agent for any of the so-called "overhead", incidental and/or routine costs of administering the Loans or the Bond under the Credit Documents which are not specifically allocable to the Loans or the Bond or the Credit Documents and which do not entail out-of-pocket expenditures or disbursements by the Agent.

     12.15 INTEREST IN COLLATERAL. The Banks shall have no interest in any property as such taken by the Agent as collateral for the Loans or for the Bond, or for any other loans or extensions of credit made to or for the Obligors, or in any property in the Agent's possession or control, or in any deposit held or other indebtedness owing by the Agent, which may be or become collateral for or otherwise available for payment of the Loans or the Bond by reason of the general description of secured obligations contained in any security agreement or other agreement or instrument held by the Agent or by reason of the right of set-off, counterclaim or otherwise. Notwithstanding any other provisions of this Credit Agreement, if any such property, deposit or indebtedness or the proceeds thereof shall be applied in reduction of the Loans or the Bond, then each Bank shall be entitled to a share of such application determined by reference to its Commitment Percentage for Loans and Commitment Percentage for Bond, as the case may be. Nothing contained in this Credit Agreement shall impair or otherwise affect the obligations of Obligors to the Agent arising under the Credit Documents, the validity of any collateral security in favor of the Agent or the perfection and priority of any security interest in favor of the Agent.

     12.16 CO-AGENTS. At any time during the term of this Credit Agreement when there is more than one Agent hereunder, any rights or powers which have been delegated or granted to the Agents may be exercised by the action of the Agents as they shall mutually agree. In the event the Agents do not mutually agree as to the method or manner in which any such right or power should be exercised, then either Agent may independently proceed with its proposed action upon obtaining the written consent of the Majority Banks to such proposed action.

     SECTION 13. EXPENSES.

     The Obligors agree to pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Credit Documents and the other agreements and instruments mentioned herein, (b) the reasonable fees, expenses and disbursements of any Bank's counsel or the Agent's Special Counsel or any local counsel to the incurred in connection with the preparation, administration or interpretation of the Credit Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals,
consents  or  waivers   hereto  or  hereunder,   (c)  the  fees,   expenses  and
disbursements of the Agent incurred by the Agent in connection with the preparation or interpretation of the Credit Documents and other instruments mentioned herein, (d) all reasonable out-of-pocket expenses (including appraisal fees, investment banking fees and reasonable attorneys' fees and costs, which attorneys may be employees of any Bank or the Agent) incurred by any Bank or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Credit Documents against the Obligors or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Bank's or the Agent's relationship with the Obligors, (e) all reasonable fees, expenses and disbursements of any Bank or the Agent incurred in connection with UCC searches, UCC filings or mortgage recordings, and (f) the reasonable expenses of all examinations of the Obligors' business operations and assets, whether or not performed by the Banks' or the Agent's employees. The covenants of this SECTION 13 shall survive payment or satisfaction of payment of amounts owing with respect to the Notes and the Bond.

     SECTION 14. INDEMNIFICATION.

     The Obligors, jointly and severally, agree to indemnify and hold harmless the Agent and the Banks from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Credit Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Obligors of the proceeds of any of the Loans or of the Bond, or (b) the Obligors entering into or performing this Credit Agreement or any of the other Credit Documents, in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding, other than litigation commenced by the Obligors against the Banks which seeks enforcement of any of the rights of the Obligors hereunder or under any other of the Credit Documents and is determined adversely to the Banks in a final nonappealable judgment and except to the extent such claims, damages, liabilities and expenses result from a Bank's gross negligence or willful misconduct. In litigation, or the preparation therefor, the Banks and the Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Obligors jointly and severally agree to pay promptly the reasonable fees and expenses of all such counsel of the Agent and the Banks in respect of litigation subject to the foregoing indemnity, and shall be obligated to pay for the legal fees of the Banks (in addition to the Agent's legal fees) in the event that the Banks and the Agent conclude under advice of counsel that they have a conflict of interest. If, and to the extent that the obligations of the Obligors under this SECTION 14 are unenforceable for any reason, the Obligors hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.

     SECTION 15. SURVIVAL OF COVENANTS, ETC.

     All covenants, agreements, representations and warranties made herein, in the Notes, in the Bond, in any of the other Credit Documents or in any documents or other papers delivered by or on behalf of the Obligors pursuant hereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of any of the Loans and issuance of the Bond, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement or the Notes, the Bond, or any of the other Credit Documents remains outstanding or any Bank has any obligation to make any Loans or any Bond Advances. All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf of the Obligors pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Obligors hereunder.

     SECTION 16. ASSIGNMENT AND PARTICIPATION.

     16.1 CONDITIONS TO ASSIGNMENT BY BANKS. Except as provided herein, each Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage for Loans, Commitment for Loans, Commitment Percentage for Bond, and Commitment for Bond, and the same portion of the applicable Loans and of the Bond at the time owing to it, and the Notes and share of the Bond held by it) PROVIDED that (a) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Credit Agreement, (b) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as defined in SECTION 16.3), an Assignment and Acceptance, substantially in the form of EXHIBIT D hereto (an "Assignment and Acceptance"), together with any Notes or Guaranties subject to such assignment, and (c) the assigning Bank shall pay any expenses reasonably incurred by the Obligors in connection with each such assignment, (d) no Eligible Assignee or other transferee of any Bank's rights shall be entitled to receive any greater payment under SECTIONS 4.2(B),
4.6 or 4.7 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Obligors' prior written consent. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (ii) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in SECTION 16.3, be released from its obligations under this Credit Agreement.

     16.2 CERTAIN REPRESENTATIONS AND WARRANTIES; LIMITATIONS; COVENANTS. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows: (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto; (b) the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Obligors or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Obligors or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (c) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in SECTION 5.8, and in SECTION 6.1, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;
(d) such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement; (e) such assignee represents and warrants that it is an Eligible Assignee; (f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Credit Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Bank; and (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

     16.3 REGISTER. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Banks, and (a) the Commitment Percentages for Loans of, and principal amount of the Loans owing to the Banks from time to time; and (b) the Commitment Percentages for Bond of, and principal amount of the Bond owing to the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Obligors, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Obligors and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of $100.

     16.4 NEW NOTES. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment (together with, with respect to Loans, each Note subject to such assignment, and with respect to the Bond, each of the Guaranties subject to such assignment), the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Obligors and the Banks (other than the assigning Bank). Within five (5) Business Days after receipt of such notice, the Obligors, at their own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note and/or Guaranty, a new Note to the order of, and/or Guaranty in favor of, as the case may be, such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Bank has retained some portion of its obligations hereunder, a new Note to the order of, and/or Guaranty in favor of, as the case may be, the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Notes and new Guaranties shall provide that they are replacements for the surrendered Notes and surrendered Guaranties, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes and assigned Guaranties. Within five (5) days of issuance of any new Notes or new Guaranties pursuant to this SECTION 16.4, the Obligors shall deliver an opinion of counsel, addressed to the Banks and the Agent, relating to the due authorization, execution and delivery of such new Notes and new Guaranties and the legality, validity and binding effect thereof, in form and substance satisfactory to the Banks. The surrendered Notes and Guaranties shall be canceled and returned to the Obligors.

     16.5 PARTICIPATIONS. Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank's rights and obligations under this Credit Agreement and the other Credit Documents, PROVIDED that (a) the Agent shall have given its prior written consent to such participation, (b) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Obligors, (c) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Credit Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment for Loans of such Bank as it relates to such participant, reduce the amount of any commitment fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest, (d) no participant shall have the right to grant further participations or assign its rights, obligations or interests under such participation to other Persons, (e) the Obligors, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with Bank's rights and obligations under this Credit Agreement, (f) no participant pursuant to SECTION 16.5 or other transferee of any Bank's rights shall be entitled to receive any greater payment under SECTIONS 4.2(B), 4.6 or 4.7 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Obligors' prior written consent, and (g) the Obligors shall not be responsible for any expenses of the Banks or the Agent associated with any such sale or participation.

     16.6 DISCLOSURE. The Obligors agree that in addition to disclosures made in accordance with standard banking practices any Bank may disclose information obtained by such Bank pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder; PROVIDED that such assignees or participants or potential assignees or participants shall agree (a) to treat in confidence such information, (b) not to disclose such information to a third party, and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

     16.7 MISCELLANEOUS ASSIGNMENT PROVISIONS. If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Credit Documents for its account, deliver to the Obligors and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. If any Reference Bank transfers all of its interest, rights and obligations under this Credit Agreement, the Agent shall, in consultation with the Obligors and with the consent of the Obligors and the Majority Banks, appoint another Bank to act as a Reference Bank hereunder. Anything contained in this SECTION 16.7 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Notes and/or its Guaranties) to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. ss. 341. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Credit Documents. 16.8 ASSIGNMENT BY OBLIGORS. No Obligor shall assign or transfer any of its rights or obligations under any of the Credit Documents without the prior written consent of each of the Banks.

     16.9 FOREIGN PERSONS. If any Bank is not incorporated or organized under the laws of the United States of America or a state thereof, then such Bank shall deliver to the Obligors and the Agent the following:

          (a) Two (2) duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor form as the case may be, certifying in each case that such person is entitled to receive payments under this Credit Agreement, the Notes, and the Bond, without deduction or withholding of any United States federal income taxes.

          (b) A duly completed Internal Revenue Service Form W-8 or W-9 or successor form, as the case may be, to establish an exemption from United States backup withholding tax.

          Each such Bank that delivers to the Obligors and the Agent a Form 1001 or 4224 and Form W-8 or W-9 pursuant to this SECTION 16.9 further undertakes to deliver to the Obligors and the Agent two (2) further copies of Forms 1001 or 4224 and Form W-8 or W-9, or successor forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Obligors and the Agent. Such Forms 1001 or 4224 shall certify that such Bank is entitled to receive payments under this Credit Agreement without deduction or withholding of any United States federal income taxes. The foregoing documents need not be delivered in the event any change in treaty, law, or regulation or official interpretation thereof has occurred which renders all such forms inapplicable or which would prevent such Bank from delivering any such form with respect to it, or such Bank advises the Obligors that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax. Until such time as the Obligors and the Agent have received such forms indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Obligors shall withhold taxes from such payments at the applicable statutory rate.

     For any period with respect to which a Bank has failed to provide the Obligors or the Agent with the appropriate forms referred to in this SECTION
16.9 (unless such failure is due to a change in treaty, law or regulation occurring after the date on which such form originally was required to be provided), the Obligors shall not be obligated to make any payments to such Bank under SECTION 4.2(B).

     SECTION 17. NOTICES, ETC.

     Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes shall be in writing and shall be delivered in hand, mailed by United States certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

     (a)  if  to  the  Obligors,  to:  Bacou  USA,  Inc.
                                       10 Thurber Boulevard
                                       Smithfield, Rhode Island 02917
                                       Attn: General Counsel

          with a copy (which copy      Edwards & Angell, LLP
          shall not constitute notice  2800 BankBoston Plaza
          to the Obligors) to:         Providence, Rhode Island 02903
                                       Attn:  Susan A. Keller, Esq.,

or at such other address for notice as the Obligors shall last have furnished in writing to the Person giving the notice;

     (b)  if to the Agent to:          BankBoston, N.A.
                                       One BankBoston Plaza
                                       Providence, Rhode Island 02903
                                       Attn:  Commercial Loan Department,

                  with a copy to:      David M. Gilden, Esquire
                                       Partridge Snow & Hahn LLP
                                       180 South Main Street
                                       Providence, Rhode Island 02903

or such other address for notice as such party shall last have furnished in writing to the Person giving the notice; and

                  (c) if to any  Bank,  at such  Bank's  address  set  forth  on
SCHEDULE 1 hereto, or such other address for notice as such Bank shall have last furnished in writing to the Person giving the notice, in any event with a copy to:

                                                 David M. Gilden, Esquire
                                                 Partridge Snow & Hahn LLP
                                                 180 South Main Street
                                                 Providence, Rhode Island 02903.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

     SECTION 18. MISCELLANEOUS.

     18.1 HEADINGS. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

     18.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Where any accounting determination or calculation is required to be made under this Credit Agreement, such determination or calculation (unless otherwise provided) shall be made in accordance with GAAP, except that if because of a change in GAAP, any Obligor would have to alter a previously utilized accounting method or policy in order to remain in compliance with GAAP, such determination or calculation shall continue to be made in accordance with such Obligor's previous accounting methods or policy.

     18.3 REPLACEMENT NOTE. Upon receipt of an affidavit of an officer of either of the Banks or of the Agent as to the loss, theft, destruction or mutilation of any Note or any other security document which is not of public record, and in the case of such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other security document, the Obligors shall issue, in lieu thereof, a replacement Note or other security document in the same principal amount thereof and otherwise of like tenor. The Bank requiring such replacement Note from the Obligors shall indemnify the Obligors against the recovery or discovery of such loss, stolen, destroyed or mutilated Note, and the making of a claim by any other Person thereunder.

     18.4 EXAMINATIONS. The Banks may, at their election, which election shall be exercised in their sole and absolute discretion, conduct commercial finance examinations of the business operations and assets of each of the Obligors in each Loan Year, such examinations to be performed by officers, employees and/or agents of the Banks or the Agent. The results of such examinations must be satisfactory to the Banks and the Agent, in their sole and absolute discretion. The Obligors agree that they shall be jointly and severally responsible to pay to the Agent the costs of such examinations, upon receipt of a request for payment thereof from either the Agent or the Banks. Upon the occurrence of any Event of Default, the Banks or the Agent may, at their election, which election may be exercised in their sole and absolute discretion, conduct new examinations of the operations and assets of the Obligors, all at the sole cost and expense of the Obligors.

     SECTION 19. COUNTERPARTS.

     This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

     SECTION 20. ENTIRE AGREEMENT, ETC.

     The Credit Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in SECTION 21.

     SECTION 21. CONSENTS, AMENDMENTS, WAIVERS, ETC. Any consent or approval required or permitted by this Credit Agreement or the Letter of Credit Documents to be given by all of the Banks may be given, and any term of this Credit Agreement, the other Credit Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Obligors of any terms of this Credit Agreement, the other Credit Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, reasonably contemporaneous notice to each Bank, the written consent of the Obligors, and the written consent of the Majority Banks. Notwithstanding the foregoing, the rate of interest on and the term of the Notes and the Bond, the amount of the Commitments of the Banks, and the amount of any fees hereunder may not be changed without the written consent of the Obligors and the written consent of each Bank affected thereby; nor shall any material Default or Event of Default be waived, or material modification or amendment be made to the Credit Documents without the written consent of each Bank; the definition of Majority Banks may not be amended without the written consent of all of the Banks; and the amount of the Agent's fee payable for the Agent's account and SECTION 13 may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Obligors shall entitle the Obligors to other or further notice or demand in similar or other circumstances.

     SECTION 22. DEFEASANCE. When all Obligations have been paid, performed and reasonably determined by the Banks to have been indefeasibly discharged in full, and if at the time no Bank continues to be committed to extend any credit to any obligor hereunder or under any other of the Credit Documents, then this Credit Agreement shall terminate. Notwithstanding any provision in this SECTION 22 or any other provision of the Agreement to the contrary, SECTIONS 2.11, 12.3, 12.7, 12.14, 13, 14, and 15 shall survive the termination of this Credit Agreement.

     SECTION 23. SEVERABILITY.

     The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

     SECTION 24. GOVERNING LAW.

     This Credit Agreement and, except as otherwise specifically provided therein, each of the other Credit Documents are contracts under the laws of the State of Rhode Island and shall for all purposes be construed in accordance with and governed by the laws of said State (excluding the laws applicable to conflicts or choice of law). THE OBLIGORS AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF RHODE ISLAND OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE OBLIGORS BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 17. EACH OBLIGOR HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

     SECTION 25. WAIVER OF JURY TRIAL.

     EACH OBLIGOR HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES, THE BOND OR ANY OF THE OTHER CREDIT DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, EACH OBLIGOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OBLIGOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY BANK OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH BANK OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (B) ACKNOWLEDGES THAT THE AGENT AND THE BANKS HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT, THE OTHER CREDIT DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

     [THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

Witnessed by:                    BACOU USA, INC.



/s/ A. W. Hebert                 By: /s/ Walter Stepan        /s/ Philip B. Barr
-----------------------------    -----------------------------------------------
                                         Walter Stepan            Philip B. Barr
                                         Co-Chairman,             Executive Vice
                                         President, CEO           President, COO


                                 UVEX SAFETY MANUFACTURING, INC.

/s/ A. W. Hebert                 By: /s/ W. Stepan            /s/ Philip B. Barr
-----------------------------    -----------------------------------------------
                                         Walter Stepan            Philip B. Barr
                                         Chairman                 Vice Chairman


                                 BANKBOSTON, N.A.



                                 By: /s/ Gary A. Pirri
                                     -------------------------------------------
                                         Gary A. Pirri
                                         Director



                                 By: /s/ Mark J. Meiklejohn
                                     -------------------------------------------
                                         Mark J. Meiklejohn
                                         Vice President


                                 KEYBANK NATIONAL ASSOCIATION



                                 By: /s/ Richard A. McNaughton
-----------------------------        -------------------------------------------
                                         Richard A. McNaughton
                                         Vice President